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                                                                  EXHIBIT  10.46






                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                      among


                             COGENTRIX ENERGY, INC.,


                               The Several Lenders
                        from Time to Time Parties Hereto

                                       and

                AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

                         as Coordinating Lead Arranger,

                            THE BANK OF NOVA SCOTIA

                                      and

                                CITIBANK, N.A.,

                               as Lead Arrangers

                                      and

                AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

                           as Agent and Issuing Bank



                         Dated as of September 14, 2000

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                                TABLE OF CONTENTS

                                                                            Page




SECTION 1. DEFINITIONS.........................................................1

         1.1      Defined Terms................................................1
         1.2      Other Definitional Provisions...............................24

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS....................................25

         2.1      Revolving Credit Commitments................................25
         2.2      Procedure for Revolving Credit Borrowing....................25
         2.3      Fees........................................................26
         2.4      Termination or Reduction of Commitments.....................26
         2.5      Repayment of Revolving Credit Loans; Evidence of Debt.......27
         2.6      Prepayments.................................................27
         2.7      Conversion and Continuation Options.........................28
         2.8      Minimum Amounts and Maximum Number of Tranches..............29
         2.9      Interest Rates and Payment Dates............................29
         2.10     Computation of Interest and Fees............................29
         2.11     Inability to Determine Interest Rate........................30
         2.12     Pro Rata Treatment and Payments.............................30
         2.13     Illegality..................................................31
         2.14     Requirements of Law.........................................31
         2.15     Taxes.......................................................32
         2.16     Indemnity...................................................34
         2.17     Change of Lending Office....................................34
         2.18     Use of Proceeds.............................................34

SECTION 3. LETTERS OF CREDIT..................................................35

         3.1      L/C Commitment..............................................35
         3.2      Procedure for Issuance of Letters of Credit.................35
         3.3      Fees, Commissions and Other Charges.........................36
         3.4      L/C Participations..........................................37
         3.5      Reimbursement Obligation of the Borrower....................38
         3.6      Obligations Absolute........................................38
         3.7      Letter of Credit Payments...................................38
         3.8      Issuance Request............................................39
         3.9      Collateralization...........................................39
         3.10     Substitution/Replacement of Issuing Bank....................40

SECTION 4. REPRESENTATIONS AND WARRANTIES.....................................40

         4.1      Financial Information.......................................41
         4.2      No Change...................................................42

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         4.3      Corporate Existence; Compliance with Law....................42
         4.4      Corporate Power; Authorization; Enforceable Obligations.....43
         4.5      No Legal Bar................................................43
         4.6      No Material Litigation......................................43
         4.7      No Default..................................................43
         4.8      Ownership of Property; Liens................................44
         4.9      Taxes.......................................................44
         4.10     Federal Regulations.........................................44
         4.11     ERISA.......................................................44
         4.12     Investment Company Act; Public Utility Holding Company Act;
                  Other Regulations...........................................44
         4.13     Subsidiaries................................................45
         4.14     Purpose of the Revolving Credit Loans.......................45
         4.15     Environmental Matters.......................................45
         4.16     Accuracy of Information; Full Disclosure....................46
         4.17     Security Documents..........................................46
         4.18     Year 2000 Matters...........................................46
         4.19     Intermediate Holding Company Debt and Liens.................47

SECTION 5. CONDITIONS PRECEDENT...............................................47

         5.1      Conditions to Effectiveness of Agreement....................47
         5.2      Conditions to Each Revolving Credit Loan and Each Letter
                  of Credit...................................................49

SECTION 6. AFFIRMATIVE COVENANTS..............................................50

         6.1      Financial Statements........................................50
         6.2      Certificates; Other Information.............................51
         6.3      Payment of Obligations......................................52
         6.4      Conduct of Business and Maintenance of Existence............52
         6.5      Maintenance of Property; Insurance..........................52
         6.6      Inspection of Property; Books and Records; Discussions......52
         6.7      Notices.....................................................53
         6.8      Environmental Laws..........................................53
         6.9      Indemnification.............................................54

SECTION 7. NEGATIVE COVENANTS.................................................55

         7.1      Financial Condition.........................................55
         7.2      Limitation on Debt..........................................55
         7.3      Limitation on Subsidiary Debt...............................57
         7.4      Limitation on Restricted Payments...........................60
         7.5      Limitations on Dividends and Other Payment Restrictions
                  Affecting Subsidiaries......................................61
         7.6      Restrictions on Dispositions................................62
         7.7      Limitations on Transactions with Affiliates.................62
         7.8      Limitations on Liens........................................62

                                       ii

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         7.9      Limitations on Mergers, Consolidations, Sales or Transfers
                  of Assets by or Involving Borrower..........................63
         7.10     Limitations on Certain Mergers, Consolidations and
                  Investments by Subsidiaries.................................64
         7.11     CDH Permitted Investments...................................64
         7.12     Limitations on Intermediate Holding Companies...............65
         7.13     Limitations on Investments in CMA or CEA....................66
         7.14     Limitations on Accumulation of Funds by Subsidiaries........66

SECTION 8. EVENTS OF DEFAULT..................................................66

SECTION 9. THE AGENT..........................................................70

         9.1      Appointment.................................................70
         9.2      Delegation of Duties........................................70
         9.3      Exculpatory Provisions......................................70
         9.4      Reliance by Agent...........................................71
         9.5      Notice of Default...........................................71
         9.6      Non-Reliance on Agent and Other Lenders.....................71
         9.7      Indemnification.............................................72
         9.8      Agent in Its Individual Capacity............................72
         9.9      Successor Agent.............................................72
         9.10     Lead Arranger...............................................72

SECTION 10. MISCELLANEOUS.....................................................73

         10.1     Amendments and Waivers......................................73
         10.2     Notices.....................................................73
         10.3     No Waiver; Cumulative Remedies..............................74
         10.4     Survival of Representations and Warranties; Survival of
                  Certain Agreements and Covenants............................74
         10.5     Payment of Expenses and Taxes...............................75
         10.6     Successors and Assigns; Participations and Assignments......75
         10.7     Adjustments; Set-off........................................77
         10.8     Counterparts................................................78
         10.9     Severability................................................78
         10.10    Integration.................................................78
         10.11    GOVERNING LAW...............................................78
         10.12    Submission To Jurisdiction; Waivers.........................78
         10.13    Acknowledgments.............................................79
         10.14    WAIVERS OF JURY TRIAL.......................................79
         10.15    Confidentiality.............................................79
         10.16    Rank........................................................80
         10.17    Amendment and Restatement...................................80

                                       iii

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SCHEDULES

Schedule I   -  Lenders' Commitment Percentages and Addresses for Notices
Schedule II  -  Applicable Margin
Schedule III -  Financial Disclosure
Schedule IV  -  Material Litigation
Schedule V   -  Subsidiaries of the Borrower
Schedule VI  -  Environmental Matters
Schedule VII -  Existing Letters of Credit


EXHIBITS

Exhibit A   -  Form of Note
Exhibit B   -  [intentionally omitted]
Exhibit C   -  Form of CDH Guarantee
Exhibit D   -  Form of Extension Agreement
Exhibit E-1 -  Form of Borrowing Request
Exhibit E-2 -  Form of Issuance Request
Exhibit F-1 -  Form of Opinion of Moore & Van Allen PLLC
Exhibit F-2 -  Form of Opinion of Menaker & Herrmann LLP
Exhibit G   -  Form of Assignment and Acceptance
Exhibit H   -  Form of Account Pledge Agreement
Exhibit I   -  Form of Securities Account Control Agreement

                                       iv

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                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of
September 14, 2000 among (i) COGENTRIX ENERGY, INC., a North Carolina corporation (the "Borrower"), (ii) the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and
(iii) AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED ("ANZ"), as the Coordinating Lead Arranger, and The Bank of Nova Scotia, and CitiBank, N.A., as the Lead Arrangers and (iv) Australia and New Zealand Banking Group Limited, as the issuer hereunder of the Letters of Credit (as hereinafter defined) and as agent for the Lenders hereunder.

                              W I T N E S S E T H :

                  WHEREAS, the Borrower, the Lenders and ANZ, as Agent and Issuing Bank, are parties to the Second Amended and Restated Credit Agreement, dated as of March 3, 2000, among the Borrower, the Lenders, the lead arrangers named therein, and ANZ as Agent and Issuing Bank, as amended by the First Amendment thereto, dated as of July 19, 2000 (as so amended, the "Existing Credit Agreement");

                  WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated (a) to increase the aggregate of the Commitments to $250,000,000 and (b) otherwise to amend the Existing Credit Agreement and restate it as more fully set forth herein;

                  WHEREAS, the Lenders, the Agent and the Issuing Bank are willing so to amend and restate the Existing Credit Agreement, but only on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agrees that, from and after the Closing Date, the Existing Credit Agreement (including all Exhibits and Schedules thereto) shall be, and the same hereby is, amended and restated in its entirety to read as follows:

                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum established from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective

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         as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "ABR Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the ABR.

                  "Acceptable Acquisition Premium": any Acquisition Premium with respect to any Capital Stock acquired after the Closing Date by the Borrower (or any of its Subsidiaries) in any Person owning one or more Power Generation Facilities; provided, that such Acquisition Premium may not exceed the excess (if any) of the Maximum Value with respect to such Capital Stock over the book value of the net tangible assets underlying such Capital Stock, all as determined in accordance with GAAP; and "Maximum Value" shall mean an amount (as certified to the Lenders by a Responsible Officer of the Borrower within thirty days of the acquisition of such Capital Stock by the Borrower or such Subsidiary) equal to the net present value of all dividends, distributions and other payments reasonably projected (using assumptions reasonably acceptable to the Agent) to be received by the Borrower or such Subsidiary in respect of such Capital Stock after its acquisition, calculated by discounting to the date of such acquisition the amount of all such dividends, distributions and other payments using an assumed discount rate proposed by the Borrower and reasonably acceptable to the Agent; provided, that for purposes of projecting the amount of such dividends, distributions and payments in respect of such Capital Stock, revenue shall be assumed to be received by such Person from the sale of power from such Power Generation Facilities only to the extent that such revenue would be received pursuant to a written power sales agreement and (even if pursuant to a written power sales agreement) no revenue shall be assumed to be received by such Person from the sale of electricity into any power exchange or to the extent the price for such electricity is based on any power exchange price.

                  "Account Pledge Agreement": as defined in subsection 3.9(a).

                  "Acquisition Debt": Debt of any Person existing at the time such Person became a Subsidiary of the Borrower (or such Person is merged into the Borrower or one of its Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of the Borrower).

                  "Acquisition Premium": with respect to any Capital Stock owned by the Borrower (or any of its Subsidiaries) in any Person (including, without limitation, any Subsidiary or Affiliate of the Borrower or any Joint Venture in which the Borrower or any of its Subsidiaries has an interest), the cost of acquiring such Capital Stock in excess of the net tangible assets underlying such Capital Stock, as determined in accordance with GAAP.

                  "Adjusted Consolidated Net Income": for any period, for any Person the aggregate Net Income (or loss) of such Person and its consolidated Subsidiaries for such

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                                                                               3

         period determined in conformity with GAAP plus the Net Income of any Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of such Person (other than a Subsidiary thereof) in which any third Person has a joint interest for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of such Person (other than a Subsidiary thereof) in which any third Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person during such period by such Person in which the joint interest is held, which dividends and distributions shall be included in such computation; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c)(i) or (c)(ii) of subsection 7.4 (and in such case, except to the extent includable pursuant to clause (i) above), the Net Income (if positive) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (iii) the Net Income of any Subsidiary of such Person, except to the extent that (A) such Net Income (if positive) is actually paid in cash to such Person during such period and (B) such Net Income (if negative) is actually paid in cash to such Subsidiary during such period; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) the cumulative effect of a change in accounting principle; and (vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person.

                  "Adjusted Parent Operating Cash Flow": for any period, (i) Parent Operating Cash Flow for such period less (ii) the sum of the following expenses (determined without duplication), in each case to the extent paid by the Borrower during such period and regardless of whether any such amount was accrued during such period:

                           (a) development expenses for such period of the
                  Borrower and its Subsidiaries paid directly by the Borrower or paid indirectly by the transferring of funds or other assets (whether through a loan, capital contribution or otherwise) to any Subsidiary of the Borrower (whether by the Borrower or by any of its Subsidiaries) for the purpose of enabling such Subsidiary or another Subsidiary to pay any such expense;

                           (b) income tax expenses of the Borrower and its
                  Subsidiaries (computed on a consolidated basis) for such period; and

                           (c) corporate overhead expenses of the Borrower and
                  its Subsidiaries for such period.

                  "Adjusted Tangible Net Worth": with respect to the Borrower, as of the date of determination, the Tangible Net Worth of the Borrower at such date plus the sum of all Acquisition Premiums included in the Net Worth of the Borrower as reflected in the Pro

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                                                                               4

         Forma Balance Sheet plus the sum of all Acceptable Acquisition Premiums (if any) at such date.

                  "Administration Fee": as defined in subsection 2.3(c).

                  "Affiliate": as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent": ANZ in its capacity as the agent for the Lenders under this Agreement and the other Loan Documents and its successors in such capacity.

                  "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

                  "Agreement": this Third Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Applicable Margin": for the Commitment Fee, for each Type of Revolving Credit Loan and for each Type of Letter of Credit, the rate per annum as set forth under the relevant column heading on Schedule II.

                  "Asset Acquisition": (i) an investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the Property of any Person other than the Borrower or any of its Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

                  "Asset Disposition": with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Subsidiaries to any Person (other than to such Person or a Subsidiary of such Person and other than in the ordinary course of business) of
         (i) any Property of such Person or any of its Subsidiaries or (ii) any shares of Capital Stock of such Person's Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition. In addition, the term "Asset Disposition" shall not include (i) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of Subsidiaries pursuant to the terms of any power sales

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                                                                               5

         agreements or steam sales agreements to which such Subsidiaries are parties as of the date of this Agreement or pursuant to the terms of any power sales agreements or steam sales agreements to which such Subsidiaries become a party after such date if the Board of Directors determines in good faith (evidenced by a Board resolution) that such provisions are necessary in order to effect such agreements and are reasonable, (ii) any sale, transfer, conveyance, lease or other disposition of assets governed by subsection 7.9, (iii) the sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of the following: (A) Cogentrix of Pennsylvania, Inc. and (B) ReUse Technology, Inc. and (iv) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or assets with a Fair Market Value aggregating less than $5 million. The term "Asset Disposition" also shall not include (i) the grant of a Lien by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Subsidiary of such Person or any Joint Venture in which such Person has an interest, which Lien is not prohibited under subsection 7.8 or 7.12 or under Section 10(a) of the CDH Guarantee or the exercise of remedies thereunder or (ii) a sale-leaseback transaction involving substantially all of the assets of a Power Generation Facility where a Subsidiary of the Borrower sells the Power Generation Facility to a Person in exchange for the assumption by that Person of the Debt financing the Power Generation Facility and the Subsidiary leases the Power Generation Facility from such Person.

                  "Asset Sale": the sale or other disposition by the Borrower or any of its Subsidiaries (other than to the Borrower or another Subsidiary of the Borrower) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Borrower or (ii) all or substantially all of the Property of the Borrower or any of its Subsidiaries.

                  "Assignee": as defined in subsection 10.6(c).

                  "Assignment and Acceptance": an Assignment and Acceptance substantially in the form of Exhibit G.

                  "Attributable Value": as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

                  "Available Commitment": as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Aggregate Outstanding Extensions of Credit.

                  "Average Life": at any date of determination with respect to any Debt security or Preferred Stock the quotient obtained by dividing
         (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by (B) the amount of such principal or involuntary liquidation value payment by (ii) the sum of all such principal or involuntary liquidation value payments.

                  "Board of Directors": either the Board of Directors of the Borrower or any committee of such Board duly authorized to act on behalf of such Board.

                  "Borrower Indenture Securities": the collective reference to the 2004 Senior Notes and the 2008 Senior Notes.

                  "Borrower Indentures": the collective reference to the 2004 Senior Note Indenture and the 2008 Senior Note Indenture.

                  "Borrowing Date": any Business Day specified in a Borrowing Request pursuant to subsection 2.2 as a date on which the Borrower requests the Lenders to make Revolving Credit Loans hereunder.

                  "Borrowing Request": a request and certificate of the Borrower substantially in the form of Exhibit E-1 (with such changes thereto as agreed upon from time to time by the Agent and the Borrower).

                  "Business": as defined in subsection 4.15(b).

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Capital Stock": with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of this Agreement, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

                  "Capitalized Lease": as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

                  "CDH": Cogentrix Delaware Holdings, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

                  "CDH Guarantee": the Second Amended and Restated Guarantee to be executed and delivered by CDH, substantially in the form of Exhibit C, as amended, supplemented or otherwise modified from time to time.

                  "CDH Permitted Investments": as defined in the CDH Guarantee.

                  "CEA": Cogentrix Eastern America, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

                  "CEA Credit Agreement": the Credit Agreement, dated as of September 8, 1999, among CEA, the several lenders from time to time parties thereto, and Dresdner Bank

         AG, New York Branch, as administrative agent thereunder, as amended, supplemented or otherwise modified from time to time.

                  "Closing Date": the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied.

                  "CMA": Cogentrix Mid-America, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

                  "CMA Credit Agreement": the Credit Agreement, dated as of December 11, 1998, among CMA, the several lenders from time to time parties thereto, and Dresdner Bank AG, New York Branch, as issuing bank and administrative agent thereunder, as amended, supplemented or otherwise modified from time to time.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": the collective reference to the "Collateral" and the "Collateral Account" as defined in the Account Pledge Agreement.

                  "Collateral Account": as defined in subsection 3.9(a).

                  "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and/or issue or participate in Letters of Credit issued hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth next to such Lender's name under the caption "Commitment" on
         Schedule I or set forth in the Assignment and Acceptance executed by such Lender by which such Lender became a Lender hereunder, in either such case as such amount may be reduced from time to time pursuant to subsection 2.4 and as such amount may be adjusted from time to time in accordance with subsection 10.6 pursuant to any Assignment and Acceptance executed by such Lender or otherwise in accordance with this Agreement.

                  "Commitment Fee": as defined in subsection 2.3(a).

                  "Commitment Percentage": as to any Lender at any time, the percentage set forth next to such Lender's name under the caption "Commitment Percentage" on Schedule I or set forth in the Assignment and Acceptance executed by such Lender by which such Lender became a Lender hereunder, in either such case as such percentage may be adjusted from time to time in accordance with subsection 10.6 pursuant to any Assignment and Acceptance executed by such Lender or otherwise in accordance with this Agreement.

                  "Commitment Period": the period from and including the Closing Date to but not including the Final Maturity Date or such earlier date on which the Commitments shall terminate as provided herein.

                  "Common Stock": with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                  "Consolidated EBITDA": of any Person for any period, the Adjusted Consolidated Net Income of such Person, plus (i) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (ii) Consolidated Fixed Charges,
         (iii) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (iv) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and (v) the aggregate amount actually received in cash by such Person during such period relating to non-cash items increasing Adjusted Consolidated Net Income for prior periods, and less
         (i) all non-cash items increasing Adjusted Consolidated Net Income during such period and (ii) the aggregate amount actually paid in cash by such Person during such period relating to non-cash items reducing Adjusted Consolidated Net Income for prior periods; provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income shall be excluded (without duplication) in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period.

                  "Consolidated Fixed Charges": of any Person, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person and (iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary of such Person and any Redeemable Stock of such Person.

                  "Consolidated Interest Expense": of any Person, for any period, the aggregate interest expense in respect of Debt (including amortization or original issue discount and non-cash interest payments or accruals) of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of the Borrower shall not include any interest expense

         (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements) in respect of that portion of Debt of a Subsidiary of the Borrower that is Non-Recourse to the Borrower; and provided further that Consolidated Interest Expense of the Borrower in respect of a Guarantee by the Borrower of Debt of a Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Borrower is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Borrower on an unconsolidated basis to record such Debt as a liability of the Borrower.

                  "Consolidated Total Assets": with respect to any Person at any time, the total assets of such Person and its consolidated Subsidiaries at such time determined in conformity with GAAP.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Currency Protection Agreement": with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter.

                  "Debt": with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
         (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the Fair Market Value of such asset or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Protection Agreement and Interest Rate Protection Agreements.

                  "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Eurodollar Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                  "Eurodollar Business Day": any Business Day on which dealings in foreign currency and exchange between banks may be carried on in London, England.

                  "Eurodollar Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Excess Cash Flow": of any Person for any period, Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid during such period.

                  "Existing Credit Agreement": as defined in the recitals hereto.

                  "Existing Letters of Credit": the collective reference to the letters of credit listed in Schedule VII.

                  "Extension Date": as defined in subsection 2.1(c).

                  "Extension of Credit": any making of any Revolving Credit Loan by a Lender and any issuance or extension by the Issuing Bank of any Letter of Credit.

                  "Fair Market Value": with respect to any Capital Stock, asset or other Property, the price obtainable for such Capital Stock, asset or other Property in an arm's-length sale between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell.

                  "Fee Letter ": the reference to any and all agreements between the Borrower and ANZ relating to the fees payable hereunder to ANZ as Agent and as Issuing Bank.

                  "Final Maturity Date": October 29, 2003 or such later date to which the Final Maturity Date shall have been extended pursuant to subsection 2.1(c); provided, that, if such later date is not a Eurodollar Business Day, the Final Maturity Date shall be the next succeeding Eurodollar Business Day.

                  "Financial Letter of Credit": as defined in clause (i)(1) of subsection 3.1(b).

                  "Fixed Charge Ratio": the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period; provided that for purposes of such computation in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Subsidiaries is a party to an Interest Rate Protection Agreement (which shall remain in effect for the twelve month period after the Transaction Date) which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed

         Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause
         (4)) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date. For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Subsidiary of the Borrower or been merged with or into the Borrower or any Subsidiary of the Borrower during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in clauses (1) through (5) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period).

                  "Fronting Fee": as defined in subsection 3.3(a).

                  "GAAP": generally accepted accounting principles in the United States of America in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee" or "Guarantee Obligation": any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Incur": with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                  "Interest Period": with respect to any Eurodollar Loan:

                                    (i) initially, the period commencing on the
                  Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in its Borrowing Request or notice of conversion, as the case may be, given with respect thereto; and

                                    (ii) thereafter, each period commencing on
                  the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (1) if any Interest Period pertaining to a Eurodollar
                  Loan would otherwise end on a day that is not a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                           (2) any Interest Period that would otherwise extend
                  beyond the Final Maturity Date shall end on the Final Maturity Date;

                           (3) any Interest Period pertaining to a Eurodollar
                  Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                           (4) the Borrower shall select Interest Periods so as
                  not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Revolving Credit Loan.

                  "Interest Rate Protection Agreement": with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter.

                  "Intermediate Holding Company": any Subsidiary of the Borrower that serves as a holding company (directly or indirectly) for any of the Borrower's interests in any one or more Power Generation Facilities or other businesses.

                  "Investment": in a Person, any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to, such Person.

                  "Investment Grade": with respect to the Borrower Indenture Securities, a rating of "Baa3" or better by Moody's Investors Service, Inc. and a rating of "BBB-" or better by Standard and Poor's Rating Group.

                  "Issuance Request": a request and certificate of the Borrower substantially in the form of Exhibit E-2 (with such changes thereto as agreed upon from time to time by the Agent and the Borrower), together with a properly completed application for a Letter of Credit in such form as the Issuing Bank may specify from time to time.

                  "Issuing Bank": ANZ, in its capacity as issuer of any Letter of Credit, and any L/C Participant issuing any Letter of Credit pursuant to subsection 3.10(a) or succeeding ANZ as Issuing Bank pursuant to subsection 3.10(b), in its capacity as the issuer of each Letter of Credit issued by it.

                  "Joint Venture": a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person to which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

                  "L/C Fee Payment Date": the last day of each March, June, September and December.

                  "L/C Obligations": at any time, an amount equal to the sum of
         (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

                  "L/C Participants": the collective reference to all the Lenders.

                  "Lead Arranger": ANZ in its capacity as the lead arranger of the Commitments.

                  "Letter of Credit Availability": at any time, an amount equal to the excess of (i) the aggregate Commitments of all the Lenders at such time over (ii) the then Aggregate Outstanding Extensions of Credits of all the Lenders.

                  "Letter of Credit Fee": as defined in subsection 3.3(b).

                  "Letters of Credit": as defined in subsection 3.1(a).

                  "Leverage Ratio": as of any date, the ratio of (i) the sum of
         (a) the aggregate amount of all Debt of the Borrower at such date plus
         (b) the aggregate amount of all cash collateral securing the obligations of any Intermediate Holding Company with respect to any letter of credit permitted pursuant to Section 7.12(A)(v) to (ii) the sum of (a) the Adjusted Parent Operating Cash Flow for the six-month period ending on such date plus (b) the projected Adjusted Parent Operating Cash Flow for the immediately succeeding six-month period. The projected Adjusted Parent Operating Cash Flow referred to in subclause (b) of the preceding sentence shall be determined by using the same amount for Adjusted Parent Operating Cash Flow for the immediately preceding six months and then adjusting such amount for the effect thereon (if any) of any planned or anticipated changes in the Adjusted Parent Operating Cash Flow during such succeeding six months (as determined in good faith by the Borrower and by using assumptions reasonably acceptable to the Majority Lenders); provided that in no event shall the projected Adjusted Parent Operating Cash Flow include cash flows to be received by the Borrower in respect of any Power Generating Facility or other asset which was not owned by a Subsidiary of the Borrower or by an unconsolidated Affiliate of the Borrower at any time during such preceding six-month period.

                  "Lien": with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

                  "Loan Documents": this Agreement, the Notes, all Borrowing Requests, all Issuance Requests, the CDH Guarantee and the Security Documents.

                  "Loan Parties": the Borrower and CDH.

                  "Majority Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

                  "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agent, the Issuing Bank or the Lenders hereunder or thereunder or (c) any Loan Party's ability to perform any Obligation.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": from an Asset Disposition or Recovery Event, cash payments received (including, without limitation, any cash payment received by way of (a) a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable) or (b) any dividend or other distribution on any shares of any Person's Capital Stock representing directly or indirectly all or part of the consideration in respect of any Asset Disposition or Recovery Event, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or Recovery Event or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred or payable and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition or Recovery Event,
         (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or
         (iii) as a result of any repatriation to the United States of America of any proceeds of such Asset Disposition or Recovery Event, and in each case net of a reasonable reserve for the after tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Disposition or Recovery Event (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made prior to the then Final Maturity Date), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to holders of minority interests in Subsidiaries or Joint Ventures as a result of such Asset Disposition.

                  "Net Income": of any Person for any period, the net income
         (loss) of such Person for such period, determined in accordance with GAAP, except that for any purpose hereunder (other than for computing Net Income of the Borrower and its consolidated Subsidiaries for purposes of subsection 7.1(c)(iii)) extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

                  "Net Worth": of any Person, as of any date the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such

         Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

                  "Non-Excluded Taxes": as defined in subsection 2.15.

                  "Non-Recourse": to a Person as applied to any Debt (or portion thereof), that such Person is not, directly or indirectly, liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person other than a Guarantee limited in recourse to the Capital Stock of the Person incurring such Debt (or any shareholder, partner, member or participant of such Person) and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person other than the Capital Stock of the Person incurring such Debt or any shareholder, partner, member or participant of such Person or of the Person whose obligations were Guaranteed, provided that for purposes of this definition the status of a Subsidiary as a general partner of a partnership or Joint Venture shall not, without more, cause such Person to be, directly or indirectly, liable to make payments with respect to such Debt or constitute a Guarantee of such Debt for purposes of determining whether Debt is Non-Recourse, and provided further that none of the following shall cause any Debt to fail to be Non-Recourse: the incurrence of Debt, Guarantees or Liens jointly by (i) Cogentrix Eastern Carolina Corporation and Cogentrix of North Carolina, Inc. (or successor to the merger or other combination of such entities) with respect to the Power Generation Facilities located at Elizabethtown, Kenansville, Lumberton, Southport and Roxboro, North Carolina; (ii) Cogentrix Virginia Leasing Corporation and James River Cogeneration Company (or successor to the merger or other combination of such entities) with respect to the Power Generation Facilities located at Portsmouth and Hopewell, Virginia; and (iii) Subsidiaries of the Borrower or Joint Ventures in which the Borrower or one of its Subsidiaries is a partner, shareholder, member or other participant, which become such after the date of this Agreement, incurred thereafter with respect to the development or acquisition by such Subsidiaries or Joint Ventures of multiple Power Generation Facilities, so long as no such Subsidiary or Joint Venture has any direct or indirect interest in any Power Generation Facility other than the Power Generation Facilities to be developed or acquired or in any other business.

                  "Notes": as defined in Section 2.5(e).

                  "Obligations": all of the Debt, obligations and liabilities of the Loan Parties to the Agent, the Lead Arrangers, the Issuing Bank, the Lenders, or to any of them now or in the future existing under or in connection with this Agreement, the Notes, the CDH Guarantee or any other Loan Document (as any of the foregoing may from time to time be amended, modified, substituted, extended, or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing.

                  "Other Borrower Indebtedness": any Debt of the Borrower of the types described in clause (i) and (ii) of the definition of Debt which has a term of not less than 5 years (other than the Obligations but including the Borrower Indenture Securities) and which the Borrower is not prohibited from incurring hereunder or under the Borrower Indentures.

                  "Parent Cash Flow Coverage Ratio": for any period, the ratio of (i) Adjusted Parent Operating Cash Flow for such period to (ii) Parent Corporate Charges for such period.

                  "Parent Corporate Charges": for any period, the sum of the following amounts (determined without duplication), in each case to the extent paid by the Borrower during such period and regardless of whether any such amount was accrued during such period:

                           (a) interest expenses of the Borrower for such
                  period, including without limitation all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements; and

                           (b) rental payments and other expenses of the
                  Borrower for such period under any Capitalized Lease.

                  "Parent Operating Cash Flow": for any period, the sum of the following amounts (determined without duplication), but only to the extent received in cash by the Borrower during such period and regardless of whether any such amount was accrued during such period:

                           (a) dividends and distributions paid to the Borrower
                  by its Subsidiaries during such period;

                           (b) development, consulting, management or other fees
                  paid to the Borrower during such period;

                           (c) tax-sharing payments made to the Borrower during
                  such period;

                           (d) interest, dividends and other distributions paid
                  during such period with respect to cash and cash investments of the Borrower (other than with respect to amounts on deposit in the Collateral Account except to the extent of any interest earnings on cash deposited in the Collateral Account actually paid to the Borrower pursuant to Section 3.9(c)); and

                           (e) other cash payments made to the Borrower by its
                  Subsidiaries other than (i) returns of invested capital upon liquidation or sale, (ii) payments of the principal of Debt of any such Subsidiary to the Borrower and (iii) payments in an amount equal to the aggregate amount released from debt service reserve accounts upon the issuance of Letters of Credit for the benefit of the beneficiaries of such accounts.

                  "Participant": as defined in subsection 10.6(b).

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Performance Letter of Credit": as defined in clause (i)(2) of subsection 3.1(b).

                  "Permitted Holders": (a) George T. Lewis, Jr., Betty G. Lewis, Robert W. Lewis, David J. Lewis and James E. Lewis (collectively, the "Current Holders"), (b) members of the immediate families of the Current Holders, (c) trusts for the benefit of Current Holders and members of the immediate families of the Current Holders, and (d) a non-profit corporation or foundation controlled by any of the Persons described in (a), (b) or (c) of this definition. Members of a Person's "immediate family" shall mean such Person's parents, brothers, sisters, spouse and lineal descendants.

                  "Permitted Investment": any Investment of the type specified in clause (iv) of the definition of Restricted Payment which is made directly or indirectly by the Borrower and its Subsidiaries; provided that the Person in which the Investment is made is (a) a Subsidiary which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility or (b) a Joint Venture; provided further, that, in the case of an Investment in a Joint Venture, (i) at the time such Investment is made, the Borrower could Incur at least $1 of Debt under subsection 7.2; (ii) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and (iii) such Investment is in a Joint Venture which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility.

                  "Permitted Payments": with respect to the Borrower or any of its Subsidiaries (i) any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock); (ii) any dividend or other distribution payable to the Borrower by any of its Subsidiaries or by a Subsidiary to a Wholly-Owned Subsidiary; (iii) the repurchase or other acquisition or retirement for value of any shares of the Borrower's Capital Stock, or any option, warrant or other right to purchase shares of the Borrower's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks subordinate in right of payment to the Obligations with the proceeds from the issuance of (x) Debt which is also subordinate to the Obligations at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to the Obligations; provided that such subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Borrower (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an asset disposition or change of control covenant which is no more favorable to the holders of such Debt than the provisions contained in subsections 2.6(b), 7.6, 7.9, 7.10 and 8(j) are to the Lenders and such Debt provides that the Borrower will not repurchase such Debt pursuant to such provisions prior to the date that all Obligations have been paid and performed in full) prior to, or in an amount greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) in respect of any actual payment on account of an Investment (other than a Permitted Investment) which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "Original Restricted Payment Charge") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at a rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (v) shall in no event exceed the payment actually made;
         (vi) any amount required to be paid with respect to an obligation outstanding on the date of this Agreement; or (vii) a Permitted Investment.

                  "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Power Generation Facility": an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management and, to the extent such facilities are in existence on the date of this Agreement or are required by contract or applicable law, rule or regulation, facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management or operation of the foregoing, as well as other contractual arrangements with customers, suppliers and contractors.

                  "Preferred Stock": with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of this Agreement.

                  "Pro Forma Balance Sheet": as defined in subsection 4.1(e).

                  "Project Properties": as defined in subsection 4.15.

                  "Property": as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any of its Subsidiaries.

                  "Redeemable Stock": any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the later of the Final Maturity Date, the Stated Maturity of the 2004 Senior Notes or the Stated Maturity of the 2008 Senior Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the later of the Final Maturity Date or the Stated Maturity of the 2004 Senior Notes or the Stated Maturity of the 2008 Senior Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the later of the Final Maturity Date, the Stated Maturity of the 2004 Senior Notes or the Stated Maturity of the 2008 Senior Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the later of the Final Maturity Date or the Stated Maturity of the 2004 Senior Notes or the Stated Maturity of the 2008 Senior Notes shall not constitute Redeemable Stock if the asset disposition or change of control provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in subsections 2.6(b), 7.6, 7.9, 7.10 and 8(j) are to the Lenders and such Capital Stock specifically provides that the Borrower will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the date that all Obligations have been paid and performed in full.

                  "Reference Period": the four complete fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation; provided, that for purposes of this definition financial information shall not be considered unavailable for any fiscal quarter on any day that is 30 or more days after the last day of such fiscal quarter.

                  "Refinance": to issue Debt in order to substantially concurrently repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, other Debt or securities.

                  "Register": as defined in subsection 10.6(d).

                  "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Bank pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss. 2615.

                  "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 66-2/3%.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": the chief executive officer or the president of the Borrower or, with respect to financial matters, the chief financial officer, the vice president-finance or the treasurer of the Borrower.

                  "Restricted Payment": with respect to any Person, (i) any dividend or other distribution on any shares of such Person's Capital Stock; (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock;
         (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to the Stated Maturity of any Debt ranked subordinate in right of payment to the Obligations; and (iv) any Investment made in an Affiliate (other than the Borrower or CDH). Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

                  "Revolving Credit Loans": as defined in subsection 2.1.

                  "Secured Parties": the collective reference to the Agent, the Issuing Bank, the Lenders and the L/C Participants.

                  "Securities Account Control Agreement": as defined in subsection 3.9(a).

                  "Security Documents": the Account Pledge Agreement and the Securities Account Control Agreement.

                  "Significant Subsidiary": of a Person, as of any date, any Subsidiary, or two or more Subsidiaries taken together in the event of a cross-collateralization of such multiple Subsidiaries' Debt, which has two or more of the following attributes: (i) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or (ii) it contributed 15% or more of Net Income before tax of such Person and its consolidated Subsidiaries for such Person's most recently completed fiscal quarter or (iii) it constituted 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Stated Maturity": with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

                  "Subsidiary": with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Tangible Net Worth": with respect to any Person, as of the date of determination, the Net Worth of such Person at such date, after deducting therefrom all intangible assets, including without limitation the following:

                           (a) any surplus resulting from the write-up of assets
                  subsequent to June 30, 1998;

                           (b) goodwill, including any amounts (however
                  designated on the balance sheet) representing Acquisition Premiums;

                           (c) patents, trademarks, copyrights, franchises,
                  licenses, service marks and brand names;

                           (d) leasehold improvements not recoverable at the
                  expiration of a lease; and

                           (e) deferred charges (including, but not limited to,
                  unamortized debt discount and expense, organization expenses and experimental expenses and project and other development expenses, but excluding prepaid expenses).

                  "Trade Payables": with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

                  "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Credit Loans shall originally have been made on the same day).

                  "Transferee": as defined in subsection 10.6(f).

                  "2004 Senior Note Indenture": the Indenture, dated as of March 15, 1994, between the Borrower and the First Union National Bank of North Carolina, a National Banking Association, as trustee, as amended, supplemented or otherwise modified from time to time.

                  "2004 Senior Notes": the 8.10% Senior Notes Due 2004 issued by the Borrower pursuant to the 2004 Senior Note Indenture.

                  "2008 Senior Note Indenture": the Indenture, dated as of October 20, 1998, between the Borrower and First Union National Bank of North Carolina, as trustee, as supplemented by the first Supplemental Indenture thereto dated as of October 20, 1998, as amended, supplemented or otherwise modified from time to time.

                  "2008 Senior Notes": the 8.75% Senior Notes Due 2008 issued by the Borrower pursuant to the 2008 Senior Note Indenture.

                  "Type": (a) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan and (b) as to any Letter of Credit, its nature as a Financial Letter of Credit or a Performance Letter of Credit.

                  "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                  "Voting Stock": with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such Person.

                  "Wholly-Owned Subsidiary": with respect to any Person, any Subsidiary of such Person if all of the Capital Stock or other ownership interests in such Subsidiary having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect the entire board of directors or entire group of other persons performing similar functions (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly, by one or more Wholly-Owned Subsidiaries of such Person's Wholly-Owned Subsidiaries, by such Person.

                  1.2 Other Definitional Provisions (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

                  (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Revolving Credit Commitments (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Lender's Commitment at such time. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying and reborrowing the Revolving Credit Loans in whole or in part, all in accordance with the terms and conditions hereof. At no time may the aggregate outstanding principal amount of all Lenders' Revolving Credit Loans, when added to then outstanding L/C Obligations, exceed the aggregate of all Lenders' Commitments at such time.

                  (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 2.7, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Final Maturity Date.

                  (c) The Final Maturity Date may be extended, in the manner set forth in this subsection 2.1(c), on October 29, 2001 and on the first anniversary thereof (each, an "Extension Date"), in each case for a period of one year after the Final Maturity Date theretofore in effect. If the Borrower wishes to request an extension of the Final Maturity Date on any Extension Date, it shall give written notice to that effect to the Agent not less than 45 nor more than 90 days prior to such Extension Date, whereupon the Agent shall notify each of the Lenders of such notice. Each Lender will use reasonable efforts to respond to such request, whether affirmatively or negatively, no later than 15 days prior to such Extension Date. If all Lenders respond affirmatively (any Lender which does not respond being deemed to have responded negatively), then, subject to receipt by the Agent prior to such Extension Date of counterparts of an Extension Agreement in substantially the form of Exhibit D duly completed and signed by all of the parties hereto, the Final Maturity Date shall be extended, effective on such Extension Date, for a period of one year to the date stated in such Extension Agreement.

                  2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day in the case of ABR Loans and on any Eurodollar Business Day in the case of Eurodollar Loans, provided that the Borrower shall have delivered to the Agent a properly completed Borrowing Request, duly executed by a Responsible Officer of the Borrower, which notice shall be irrevocable and must be received by the Agent prior to 10:00 A.M., New York City time, (a) three Eurodollar Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit

Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise. In each such Borrowing Request, the Borrower shall, in addition to any other information required to be therein, specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments of ABR Loans and each borrowing under the Commitments of Eurodollar Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent, by wire transfer using Fedwire or such other method as reasonably specified by the Agent, for the account of the Borrower at the office of the Agent specified in subsection 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by wire transfer to the account specified in the Borrowing Request, in the amount of the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                  2.3 Fees (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee (a "Commitment Fee") for the Commitment Period computed at a rate per annum equal to the Applicable Margin in effect from time to time for the Commitment Fee, such fee to be paid on the average daily amount of the Available Commitment of such Lender during the period for which payment is made. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Final Maturity Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

                  (b) [intentionally omitted]

                  (c) Administration Fee. The Borrower agrees to pay to the Agent, for its own account, a non-refundable fee (the "Administration Fee") for its administration of this Agreement in the amount and at the times as agreed between the Agent and the Borrower.

                  2.4 Termination or Reduction of Commitments

                  (a) Optional. The Borrower shall have the right, upon not less than thirty days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the Commitments then in effect.

                  (b) Mandatory. In the event that (i) the Borrower or any of its Subsidiaries shall at any time before the day that is 366 days before the Final Maturity Date receive any payment representing all or any part of the Net Cash Proceeds of an Asset Disposition made by the Borrower or any of its Subsidiaries or any Recovery Event and (ii) such payment shall not have been invested in its entirety by the Borrower or its Subsidiaries in the business or businesses of the Borrower or any of its Subsidiaries within 364 days of the receipt of such payment, the amount of the Commitments shall be mandatorily reduced on the day that is 365 days after the receipt of such payment in an amount equal to the product of (x) the amount of the payment of Net Cash Proceeds not so invested times (y) the fraction obtained by dividing
(A) the amount of the Commitments then in effect by (B) the sum of the amount of the Commitments then in effect plus the aggregate principal amount of the Other Borrower Indebtedness then outstanding.

                  2.5 Repayment of Revolving Credit Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Final Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.9.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Agent shall maintain the Register pursuant to subsection 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrower agrees that it will execute and deliver to each Lender upon the Closing Date, a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a " Note").

                  2.6 Prepayments.

                  (a) Optional. The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, which notice must be received by the Agent at least (i) three Eurodollar Business Days prior to the date of prepayment if any of the Revolving Credit Loans to be prepaid are Eurodollar Loans and (ii) one Business Day prior to the date of prepayment, otherwise. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.16 and accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

                  (b) Mandatory.

                           (i) In the event that the Commitments shall have been
                  reduced pursuant to subsection 2.4 and the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations, exceed the Commitments in effect after such reduction less the aggregate amount then on deposit in the Collateral Account (excluding any amounts then on deposit representing interest or other earnings thereon), the Borrower shall apply an amount equal to the amount of such excess to prepay the Revolving Credit Loans or to collateralize the Letters of Credit or both.

                           (ii) Amounts to be applied pursuant to clause (i) of
                  this subsection 2.6(b) shall be applied first to prepay the principal amount of the Revolving Credit Loans then outstanding until all such Revolving Credit Loans shall have been prepaid in full, and if any excess then remains such excess shall be deposited in the Collateral Account to be held, applied or released for application as provided in subsection 3.9. The particular Revolving Credit Loans to be prepaid shall be designated by the Borrower (or, failing such designation, as the Agent may determine). Each prepayment shall be applied to prepay ratably the Revolving Credit Loans of the Lenders. Each payment of principal shall be made together with interest accrued on the amount prepaid to the date of payment.

                  2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Eurodollar Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Eurodollar Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein, provided that (i) no Revolving Credit Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and (ii) no Revolving Credit Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Final Maturity Date.

                  (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Final Maturity Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Revolving Credit Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                  2.8 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof.

                  2.9 Interest Rates and Payment Dates (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin for such Type of Revolving Credit Loan.

                  (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for such Type of Revolving Credit Loan.

                  (c) If all or a portion of (i) any principal of any Revolving Credit Loan, (ii) any interest payable thereon, (iii) the Commitment Fee, the Administration Fee, any Fronting Fee or any Letter of Credit Fee or (iv) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Revolving Credit Loans and any such overdue interest, Commitment Fee, Administration Fee, Fronting Fee, Letter of Credit Fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, Commitment Fee, Administration Fee, Fronting Fee, Letter of Credit Fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, Commitment Fee, Administration Fee, Fronting Fee, Letter of Credit Fee or other amount is paid in full (as well after as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

                  2.10 Computation of Interest and Fees. (a) The Commitment Fee and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a

Eurodollar Rate. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.9(a) or (c).

                  2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Credit Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Credit Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans that were to have been continued as such on such first day shall be converted on such day to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

                  2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower of the Commitment Fee or any Letter of Credit Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 11:00 a.m., New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than a payment on any Eurodollar Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during any such extension.

                  (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                  2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Revolving Credit Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.16.

                  2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or any Eurodollar Loan made by it, or change the basis of taxation of payments to such

         Lender or the Issuing Bank in respect thereof (except for Non-Excluded Taxes covered by subsection 2.15 and changes in the rate of tax on the overall net income of such Lender or the Issuing Bank);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii) shall impose on such Lender or the Issuing Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Bank, by an amount which such Lender or the Issuing Bank, as the case may be, deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such increased cost or reduced amount receivable.

                  (b) If any Lender or the Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or the Issuing Bank's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or the Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time, the Borrower shall promptly pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such reduction.

                  (c) If any Lender or the Issuing Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or the Issuing Bank to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  2.15 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or the Issuing Bank or any Lender as a result of a present or former connection between the Agent or the Issuing Bank or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or the Issuing Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or the Issuing Bank or any Lender hereunder or under any Note, the amounts so payable to the Agent or the Issuing Bank or such Lender shall be increased to the extent necessary to yield to the Agent or the Issuing Bank or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of the Issuing Bank or such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent, the Issuing Bank and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or the Issuing Bank or any Lender as a result of any such failure. The agreements in this subsection 2.15(a) shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                  (i) deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                  (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                  (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

                  2.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Credit Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  2.17 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 2.14 or 2.15(a), or if any adoption or change of the type described in subsection 2.13 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 2.14 or 2.15(a), or would eliminate or reduce the effect of any adoption or change described in subsection 2.13.

                  2.18 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans solely for working capital and general corporate purposes in the ordinary course of business.

                          SECTION 3. LETTERS OF CREDIT

                  3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower or, at the Borrower's request, any Subsidiary of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided, that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the Available Commitment for any Lender, or the Letter of Credit Availability, would be less than zero.

                  (b) Each Letter of Credit shall:

                  (i) be denominated in Dollars and shall be either (1) a standby letter of credit issued to support financial obligations (incurred in the ordinary course of business) of the Borrower or any Subsidiary of the Borrower, contingent or otherwise, to pay money (a "Financial Letter of Credit") or (2) a standby letter of credit issued to support non-financial obligations of the Borrower or any Subsidiary of the Borrower, contingent or otherwise, to provide goods or services in the ordinary course of business (a "Performance Letter of Credit");

                  (ii) have a face amount of (1) not less than $300,000 and (2) not more than the amount that would, after giving effect to the issuance thereof, cause the Available Commitment of any Lender or the Letter of Credit Availability to be less than zero; and

                  (iii) expire (1) no earlier than 30 days after its date of issue and (2) no later than five Business Days prior to the then Final Maturity Date.

                  (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                  (d) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                  (e) Each party hereto acknowledges and agrees that each of the Existing Letters of Credit is a Letter of Credit issued by the Issuing Bank pursuant hereto for all purposes hereunder and under the other Loan Documents. No amendment, modification or waiver of any provision of this Section 3 (or any other provision in any manner that would affect any right or duty of the Issuing
Bank) may be made without the written consent of the Issuing Bank.

                  3.2 Procedure for Issuance of Letters of Credit. (a) The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Agent and the Issuing Bank a duly executed and completed Issuance Request therefor, completed to the satisfaction of the Agent and the Issuing Bank, and such other certificates, documents and other papers and information relating to such Letter of Credit as the Issuing Bank may reasonably request consistent with its current practices and procedures with respect to letters of credit of the same type. In addition to such other information as is required to be therein, the Borrower shall specify in any Issuance Request:

                  (i) the proposed party for whose account the requested Letter of Credit would be issued (which shall be either the Borrower or a Subsidiary of the Borrower);

                  (ii) the proposed beneficiary of the requested Letter of Credit;

                  (iii) the proposed date of issuance of the requested Letter of Credit;

                  (iv) the proposed expiry date of the requested Letter of Credit;

                  (v) the proposed terms of the requested Letter of Credit, including the proposed face amount thereof and whether it would constitute a Financial Letter of Credit or a Performance Letter of Credit; and

                  (vi) the transaction that is to be supported or financed with the requested Letter of Credit, including identification of the Power Generation Facility, if any, to which such Letter of Credit would relate.

                  (b) Upon receipt of any Issuance Request, the Issuing Bank will process such Issuance Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Issuance Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

                  3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Agent, for the account of the Issuing Bank, a fronting fee ("Fronting Fee") with respect to each Letter of Credit in the amount and at the times as agreed between the Issuing Bank and the Borrower.

                  (b) The Borrower shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit fee ("Letter of Credit Fee") with respect to each Letter of Credit, computed for the period from and including the date of the issuance of such Letter of Credit and to but excluding the date such Letter of Credit expires, at a rate per annum, calculated on the basis of a 365- (or 366-, as the case may be) day year, equal to the Applicable Margin in effect from time-to-time for the Type of such Letter of Credit and calculated on the aggregate amount available for drawing under such Letter of Credit for each day during the period for which such fee is then being calculated. Each Letter of Credit Fee shall be payable to the L/C Participants to be shared ratably among them in accordance with their respective Commitment Percentages. Each Letter of Credit Fee shall be payable in arrears on each L/C Fee Payment Date to occur after the date of issuance of each Letter of Credit and shall be nonrefundable.

                  (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                  (d) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this subsection.

                  3.4 L/C Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon first demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                  (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

                  3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of such draft so paid. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

                  (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

                  (c) Each drawing under any Letter of Credit during the Commitment Period shall be deemed a request by the Borrower to the Agent for a borrowing pursuant to subsection 2.2 (Procedure for Revolving Credit Borrowing) of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

                  3.6 Obligations Absolute. (a) The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

                  (b) The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

                  (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

                  (d) The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

                  3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                  3.8 Issuance Request. To the extent that any provision of any Issuance Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                  3.9 Collateralization. (a) All amounts required to be deposited as Collateral with the Agent pursuant to subsection 2.6(b) or Section 8 shall be deposited in a collateral account established by CDH with the Agent (the "Collateral Account"), to be held, applied or released for application as provided in this subsection 3.9. Promptly after being requested by the Agent, the Borrower shall cause CDH to execute and deliver to the Agent, (i) an Account Pledge Agreement substantially in the form of Exhibit H (the "Account Pledge Agreement") pursuant to which, as provided therein, CDH shall grant to the Agent, for the benefit of the Secured Parties, a security interest in, among other things, all cash, securities and other financial instruments in the Collateral Account to secure the Obligations, (ii) a securities account control agreement substantially in the form of Exhibit I (the "Securities Account Control Agreement") and (iii) such further documents and instruments as the Agent may reasonably request to evidence the creation and perfection of such security interest in the Collateral Account.

                  (b) In the event of a payment by the Issuing Bank of a draft presented under any Letter of Credit, the amount of such drawing (but not more than the amount in the Collateral Account at the time) shall be withdrawn by the Agent from the Collateral Account and shall be paid to the Issuing Bank to be applied against such drawing. If on any L/C Fee Payment Date the amount in the Collateral Account exceeds the then outstanding L/C Obligations, the excess amount shall, so long as no Default shall have occurred and be continuing, be withdrawn by the Agent and paid to the Borrower on such L/C Fee Payment Date. If an Event of Default shall have occurred and be continuing, such excess amount shall, if and when requested by the Required Lenders, be withdrawn by the Agent and applied first to repay the Reimbursement Obligations, second to repay the Revolving Credit Loans and other due and unpaid amounts required to be paid by the Borrower hereunder and third any remaining excess shall be paid to the Borrower.

                  (c) Interest and other payments and distributions made on or with respect to the Collateral held in the Collateral Account shall be for the account of CDH and shall constitute Collateral to be held by the Agent or returned to the Borrower in accordance with subsection 3.9(b). Funds held in the Collateral Account shall be invested in time deposits with the Agent which pay a market rate of interest for a like deposit with a comparable financial institution. Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights the preservation of rights against prior parties or any other rights pertaining thereto. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Agent in good faith. All expenses and liabilities incurred by the Agent in connection with taking, holding and disposing of any Collateral (including customary custody and similar fees with respect to any Collateral held directly by the Agent) shall be paid by the Borrower or CDH from time to time upon demand. Upon a Default, the Agent shall be entitled to apply (and, at the request of the Required Lenders but subject to applicable law, shall apply) Collateral or the proceeds thereof to payment of any such expenses, liabilities and fees.

                  3.10 Substitution/Replacement of Issuing Bank. (a) In the event that the Issuing Bank shall refuse pursuant to subsection 3.1(d) to issue any Letter of Credit requested by the Borrower, the Borrower may request any L/C Participant to issue such Letter of Credit hereunder in substitution for the Issuing Bank by delivering to such L/C Participant and to the Agent a duly executed and completed Issuance Request in accordance with subsection 3.2, and such L/C Participant may agree to issue such Letter of Credit (but no L/C Participant shall be under any obligation to do so); provided, that the issuance by such L/C Participant of such Letter of Credit would not conflict with any Requirement of Law applicable to any other L/C Participant or cause any other L/C Participant to exceed any limits imposed by any applicable Requirement of Law. Any L/C Participant issuing a Letter of Credit pursuant to this subsection 3.10(a) shall be deemed hereunder and under the other Loan Documents to be, and to have all rights, powers, duties and obligations of, the Issuing Bank for the purposes of such Letter of Credit without any further act or deed on the part of any of the L/C Participants or any other party to this Agreement.

                  (b) If at any time the senior unsecured long-term debt securities of ANZ shall be rated less than "A1" by Moody's Investors Service, Inc. or less than "A+" by Standard & Poor's Rating Group, the Borrower may request any L/C Participant, and such L/C Participant may agree, to succeed ANZ as Issuing Bank hereunder (but no L/C Participant shall be under any obligation to do so). In such event, upon 10 days' prior written notice to the Agent, ANZ and each L/C Participant but without any further act or deed on the part of any of the L/C Participants or any other party to this Agreement, such L/C Participant shall succeed ANZ as Issuing Bank hereunder and be deemed hereunder and under the other Loan Documents to be, and to have all rights, powers, duties and obligations of, the Issuing Bank for the purposes of each Letter of Credit issued thereafter by such L/C Participant; provided, that ANZ shall remain, and have all rights, powers, duties and obligations of, the Issuing Bank with respect to (i) any actions taken or omitted to be taken by it while it was Issuing Bank and (ii) each Letter of Credit issued by ANZ as Issuing Bank that shall not have been surrendered and returned to ANZ by the beneficiary thereof in a manner acceptable to ANZ in its sole discretion.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Revolving Credit Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent, the Issuing Bank and each Lender that:

                  4.1 Financial Information. (a) (i) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1999 and the related audited consolidated statements of income, of retained earnings and of cash flows for the fiscal period ended on such date, reported on by Arthur Anderson, LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended.

                  (ii) The unaudited unconsolidated balance sheets of the Borrower and of CDH as at December 31, 1999 and the related unaudited unconsolidated statement of income for the fiscal period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the unconsolidated financial condition of the Borrower and CDH as at such date, and the unconsolidated results of their operations for the fiscal period then ended.

                  (iii) The unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at December 31,1999 and the related unaudited consolidating statement of income for the fiscal period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidating financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidating results of their operations for the fiscal period then ended.

                  (iv) The unaudited statements of cash flow to the Borrower from each of its consolidated Subsidiaries for the fiscal period ended on December 31, 1999, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the cash flow to the Borrower from each of its consolidated Subsidiaries for the fiscal period then ended.

(i) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2000 and the related unaudited consolidated statements of income, of retained earnings and of cash flows for the fiscal period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations for the fiscal period then ended (subject to normal year-end audit adjustments).

                  (ii) The unaudited unconsolidated balance sheets of the Borrower and CDH as at June 30, 2000 and the related unaudited unconsolidated statements of income for the fiscal period then ended, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the unconsolidated financial condition of the Borrower and CDH as at such dates, and the unconsolidated results of their operations for the fiscal period then ended (subject to normal year-end audit adjustments).

                  (iii) The unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2000 and the related unaudited consolidating statement of income for the fiscal period then ended, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidating financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidating results of their operations for the fiscal period then ended (subject to normal year-end audit adjustments).

                  (iv) The unaudited statements of cash flow to the Borrower from each of its consolidated Subsidiaries for the fiscal period ended on June 30, 2000, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the cash flow to the Borrower from each of its consolidated Subsidiaries for the fiscal period then ended (subject to normal year-end audit adjustments).

                  (c) All of the financial statements referred to in clause (a) and (b) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).

                  (d) Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as disclosed on Schedule III, during the period from December 31, 1999 to and including the date of this Agreement there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1999.

                  4.2 No Change. (a) Except as disclosed on Schedule III, since December 31, 1999 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from December 31, 1999 to and including the date of this Agreement no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

                  4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of the Borrower's Subsidiaries, to the extent that the failure to be so organized, validly existing or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect), (b) has the corporate or partnership power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged (except, in the case of the Borrower's Subsidiaries, to the extent that the failure to have such power and authority or legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect), (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (except, in the case of the Borrower's Subsidiaries, to the extent that the failure to be so duly qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (other than those that have been given or made) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than any Lien created by the Loan Documents) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                  4.6 No Material Litigation. Except as disclosed on Schedule IV, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

                  4.7 No Default. The Borrower is not in default under or in respect of any of its obligations under either Borrower Indenture, and no "Event of Default" (as defined in either Borrower Indenture) has occurred and is continuing under such Borrower Indenture. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of the Borrower's property is subject to any Lien except as permitted by subsection 7.8.

                  4.9 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                  4.10 Federal Regulations. No part of the proceeds of any Revolving Credit Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

                  4.11 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

                  4.12 Investment Company Act; Public Utility Holding Company Act; Other Regulations. The Borrower is not (a) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Debt.

                  4.13 Subsidiaries. All the Subsidiaries of the Borrower at the date of this Agreement are listed on Schedule V.

                  4.14 Purpose of the Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrower for working capital and general corporate purposes in the ordinary course of business.

                  4.15 Environmental Matters. Except as set forth on Schedule
VI:

                  (a) To the best knowledge of the Borrower, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Project Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to have a Material Adverse Effect.

                  (b) To the best knowledge of the Borrower, the Project Properties and all operations at the Project Properties are in compliance, and have been in compliance while owned, leased or operated by the Borrower or any of its Subsidiaries, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Project Properties or violation of any Environmental Law with respect to the Project Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Project Properties or materially impair the fair saleable value thereof.

                  (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Project Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to have a Material Adverse Effect.

                  (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Project Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Project Properties (i) in violation of any applicable Environmental Law which violation, or any aggregation thereof, could reasonably be expected to give rise to material liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law or (ii) in a manner that could reasonably be expected to give rise to material liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Project Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Project Properties or the Business that could reasonably be expected to give rise to material liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law.

                  (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Project Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Project Properties or otherwise in connection with the Business, (i) in violation of any applicable Environmental Law which violation, or any aggregation thereof, could reasonably be expected to give rise to material liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law or (ii) in amounts or in a manner that could reasonably give rise to material liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law.

                  4.16 Accuracy of Information; Full Disclosure. No representation, warranty or other statement made by any Loan Party in this Agreement, the CDH Guarantee or any other Loan Document or in any certificate, written statement or other document furnished to the Agent or any Lender by or on behalf of any Loan Party pursuant to or in connection with this Agreement, the CDH Guarantee or any other Loan Document or the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower as of the date of this Agreement which the Borrower has not disclosed to the Agent and the Lenders in writing prior to the date of this Agreement which has had, or could reasonably be expected to have, a Material Adverse Effect.

                  4.17 Security Documents. The provisions of the Security Documents, when executed and delivered, will be sufficient to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral and all proceeds thereof to the extent a security interest can be created therein under the Uniform Commercial Code of the State of New York.

                  4.18 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others to the Borrower or any of its Subsidiaries), and the testing of all such systems and other equipment as so reprogrammed, have been completed. The costs to the Borrower and its Subsidiaries for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of their computer systems and other equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. The computer systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

                  4.19 Intermediate Holding Company Debt and Liens. As of the date of this Agreement, no Intermediate Holding Company has any Debt or Liens outstanding on any of its Property, other than (i) Debt Incurred and Liens created under this Agreement and the other Loan Documents, (ii) in the case of CMA, Debt Incurred under the CMA Credit Agreement in the amount of $14,516,000 and Liens created in connection therewith, (iii) in the case of CEA, Debt Incurred under the CEA Credit Agreement in the amount of $66,400,000 and Liens created in connection therewith and (iv) Liens described in clause (iii) of the parenthetical contained in subsection 7.12(A).

                        SECTION 5. CONDITIONS PRECEDENT

                  5.1 Conditions to Effectiveness of Agreement. This Agreement shall become effective on the date on which each of the following conditions shall have been fulfilled, as such date is specified in a notice given by the Agent to the other parties hereto:

                  (a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrower, the Issuing Bank and each Lender, with a counterpart for each Lender,
(ii) for the account of each Lender, a Note, dated the Closing Date, conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower, and (iii) the CDH Guarantee, executed and delivered by a duly authorized officer of CDH, with a counterpart for each Lender.

                  (b) Related Agreements. The Agent shall have received, with a copy for each Lender, a true and correct copy, certified as to authenticity by the Borrower, of each of the Borrower Indentures.

                  (c) Corporate Proceedings of the Borrower. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party and
(ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (d) Borrower Incumbency Certificate. The Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Agent, executed by the Secretary or any Assistant Secretary of the Borrower and countersigned by one such officer of the Borrower.

                  (e) Corporate Proceedings of CDH. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of CDH authorizing the execution, delivery and performance of the CDH Guarantee, certified by the Secretary or an Assistant Secretary of CDH as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (f) Incumbency Certificate of CDH. The Agent shall have received, with a counterpart for each Lender, a certificate of CDH, dated the Closing Date, as to the incumbency and signature of the officer of CDH executing the CDH Guarantee, satisfactory in form and substance to the Agent, executed by the Secretary or any Assistant Secretary of CDH and countersigned by such officer of CDH.

                  (g) Corporate Documents. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate or articles of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                  (h) Fees and Expenses. The Agent shall have received, for its own account and the accounts of the Lenders entitled thereto, all fees payable by the Borrower on the Closing Date as previously agreed by the Borrower. The Agent shall have received payment for all of its costs and expenses then payable to it as the Agent pursuant to subsection 10.5.

                  (i) Legal Opinion. The Agent shall have received, with a counterpart for each Lender (1) the executed legal opinion of Moore & Van Allen PLLC, counsel to the Borrower and CDH, substantially in the form of Exhibit F-1 and (2) the executed legal opinion of Menaker & Herrmann LLP, special New York counsel to the Borrower and CDH, substantially in the form of Exhibit F-2. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.

                  (j) Lien Searches. The Agent shall have received the results of a recent search by a Person satisfactory to the Agent of the Uniform Commercial Code, judgement and tax lien filings which may have been filed with respect to personal property of the Borrower and CDH, and the results of such search shall be reasonably satisfactory to the Agent.

                  (k) [intentionally omitted]

                  (l) Existing Credit Agreement. All accrued and unpaid fees under the Existing Credit Agreement shall have been paid in full.

                  (m) Financial Statements and Financial Projections. The Lenders shall have received all of the financial statements described in subsection 4.1 and financial projections of the Borrower and its Subsidiaries in form and substance and for a period of time reasonably satisfactory to the Lenders.

                  (n) [intentionally omitted]

                  (o) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                  5.2 Conditions to Each Revolving Credit Loan and Each Letter of Credit. The agreement of each Lender to make any Revolving Credit Loan, and of the Issuing Bank to issue any Letter of Credit, requested to be made or issued by it on any date (including, without limitation, its initial Revolving Credit Loan or Letter of Credit) is subject to the satisfaction of the following conditions precedent:

                  (a) Borrowing or Issuance Request. Except in the case of a request for a borrowing deemed to be made pursuant to subsection 3.5(c), the Agent and, in the case of a request for a Letter of Credit, the Issuing Bank shall have received a Borrowing Request or Issuance Request, as the case may be, for such Revolving Credit Loan or Letter of Credit, duly executed by a Responsible Officer of the Borrower and completed, with the appropriate insertions and attachments, to the satisfaction of the Agent and, in the case of an Issuance Request, the Issuing Bank.

                  (b) Representations and Warranties. Each of the representations and warranties made by the Borrower or CDH in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, such specific date).

                  (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to all Extensions of Credit requested to be made on such date.

                  (d) Financial Covenants. The Agent shall have received a certificate of a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations and financial information necessary to determine the Parent Cash Flow Coverage Ratio, for the four most recent consecutive fiscal quarters of the Borrower and the Leverage Ratio and the Adjusted Tangible Net Worth of the Borrower as at the last day of the most recently ended fiscal quarter and (ii) certifying that the Borrower is then in compliance with subsection 7.1.

Each borrowing of a Revolving Credit Loan by and Letter of Credit issued at the request of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, until the Commitments are terminated, all Obligations have been paid and performed in full, no L/C Obligations are outstanding and all Letters of Credit have expired and are no longer outstanding, the Borrower shall:

                  6.1 Financial Statements. Furnish to each Lender:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Anderson, LLP or other independent certified public accountants of nationally recognized standing, (ii) a copy of the unaudited unconsolidated balance sheet of the Borrower as at the end of such fiscal year and the related unconsolidated statements of income for such fiscal year, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year, certified by a Responsible Officer as being fairly stated in all material respects, (iii) a copy of the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year, certified by a Responsible Officer as being fairly stated in all material respects, (iv) a statement of cash flows for such fiscal year to the Borrower from each of its Subsidiaries, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year, certified by a Responsible Officer as being fairly stated in all material respects and (v) a copy of the unaudited unconsolidated balance sheet of CDH as at the end of such fiscal year and the related unconsolidated statements of income for such fiscal year, setting forth in comparative figures for the fiscal year immediately preceding such fiscal year, certified by a Responsible Officer as being fairly stated in all material respects; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, (ii) the unaudited unconsolidated balance sheet of the Borrower as at the end of such quarter and the related unconsolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, (iii) the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related consolidating statement of income for such quarter and the portion of the fiscal year through the end of such quarter, (iv) a statement of cash flows to the Borrower from each of its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and (v) the unaudited balance sheet of CDH as at the end of such quarter and the related statements of income of CDH for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in the case of each of subclause

(i), (ii), (iii), (iv) and (v) in comparative form the figures for the corresponding quarter in the fiscal year immediately preceding such fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  6.2 Certificates; Other Information. Furnish to each Lender:

                  (a) concurrently with the delivery of the financial statements referred to in clause (i) of subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a certificate of a Responsible Officer (i) stating that, to the best of such Officer's knowledge, during such period the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth in reasonable detail the calculations and financial information required to establish whether the Borrower is in compliance with subsection 7.1 and (iii) certifying the amount, as of the end of such period, of the sum of clauses (i) through (v) of subsection 7.4(c) and setting forth in reasonable detail the calculations and financial information required to determine such sum;

                  (c) not later than thirty days prior to the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the consolidated operating budget and cash flow budget of the Borrower and its consolidated Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are based on unreasonable assumptions or misleading in any material respect;

                  (d) within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                  (e) concurrently with the delivery thereof, copies of all certificates, notices and other written communications which the Borrower delivers pursuant to either Borrower Indenture to any party thereto;

                  (f) not less than 10 days prior to the anticipated date of any Asset Disposition by the Borrower or any of its Subsidiaries, or promptly after the occurrence of any Recovery Event which will result in Net Cash Proceeds, a certificate of a Responsible Officer of the

Borrower setting forth (i) in the case of any Asset Disposition, a description of the transaction resulting in such Asset Disposition (including, without limitation, an identification of the securities, assets or other Property to be sold or otherwise disposed of) and a description and valuation of the consideration to be received by the Borrower or such Subsidiary for such Asset Disposition, (ii) in the case of any Recovery Event, a description of such Recovery Event (including, without limitation, an identification of the Property which is the subject of such Recovery Event) and (iii) in the case of any Asset Disposition or any Recovery Event, the date or dates upon which any Net Cash Proceeds therefrom are anticipated to be received by the Borrower or such Subsidiary and the amount of the Net Cash Proceeds anticipated to be received on such date or each of such dates; and

                  (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (a) all of the Obligations and (b) all of its other obligations of whatever nature, except in the case of this clause(c) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower; provided, that no Default or Event of Default shall exist under this subsection 6.3(b) at any time unless the aggregate amount of such unpaid, undischarged or unsatisfied obligations outstanding at such time shall be equal to at least $5 million.

                  6.4 Conduct of Business and Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all action necessary to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

                  6.5 Maintenance of Property; Insurance. Keep or cause its Subsidiaries to keep all property useful and necessary in its and its Subsidiaries' businesses in good working order and condition and maintain and operate such property in accordance with prudent engineering and business practices no less rigorous than, in the case of Power Generation Facilities, those customary in the independent power industry and, in the case of any other property, those customary in the industry in which such property is used, except, in either such case, to the extent that the failure to comply herewith with respect to its Subsidiaries' businesses could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain or cause its Subsidiaries to maintain with financially sound and reputable insurance companies insurance on all its and its Subsidiaries' properties in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                  6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                  6.7 Notices. Promptly give notice to the Agent and each Lender of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries (including, without limitation, either Borrower Indenture) or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $3 million or more or in which injunctive or similar relief is sought or that could reasonably be expected to have a Material Adverse Effect; and

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                  6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                  6.9 Indemnification. The Borrower shall pay, and protect, indemnify and save harmless the Agent, the Lead Arrangers, the Issuing Bank and the Lenders and, in their capacity as such, their officers, directors, shareholders, controlling persons, employees, agents and servants (individually an "Indemnified Party," collectively the "Indemnified Parties") from and against, all liabilities, losses, claims, damages, penalties, causes of action, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees and expenses), incurred by or asserted against any Indemnified Party arising out of, in any way in connection with, or as a result of (a) the execution, delivery, enforcement, performance or administration of this Agreement, the CDH Guarantee, any other Loan Document or any document contemplated hereby or thereby or any of the transactions contemplated by any Loan Document, (b) the use of the proceeds of the Revolving Credit Loans, (c) the issuance or use of the proceeds of, or any drawing under, any Letter of Credit or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto (including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Project Properties); provided that the Borrower will not be liable to any Indemnified Party for such liabilities, losses, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, attorneys' fees) or judgments arising from such Indemnified Party's gross negligence or wilful misconduct. With respect to any action, suit or proceeding against it, or any of its officers, directors, shareholders, controlling persons, employees, agents and servants, in respect of which indemnity may be sought hereunder, the Agent, the Issuing Bank, each Lead Arranger and each Lender agrees that it will give written notice of the commencement of such action, suit or proceeding to the Borrower within a reasonable time after it is made a party to such action, suit or proceeding; but the omission to so notify the Borrower will not relieve the Borrower from any liability which it might have to any Indemnified Party, except to the extent that the failure to give notice of the commencement of such action, suit or proceeding shall preclude the Borrower from effectively defending such action, suit or proceeding. Upon receipt of any such notice by the Borrower, the Borrower shall be entitled to assume the defense of such action, suit or proceeding, including the employment of counsel and the payment of all expenses in connection with such defense, and shall have the right to negotiate and consent to settlement; provided that (A) any counsel employed by the Borrower shall be reasonably acceptable to the relevant Indemnified Party and (B) the Borrower shall not (xxxiv) settle or compromise any action, suit or proceeding on the part of any Indemnified Party if such settlement would require the Indemnified Party to admit liability without such Indemnified Party's consent or (ii) otherwise settle or compromise any action, suit or proceeding on behalf of any Indemnified Party without such Indemnified Party's consent, which, in the case of this clause (ii), shall not be unreasonably withheld. Any Indemnified Party shall have the right to employ separate counsel in any such action, suit or proceeding against it and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Borrower or (ii) the Borrower shall have elected not to assume the defense of such action, suit or proceeding or (iii) such Indemnified Party has been advised by its own counsel that there are legal defenses available to such Indemnified Party which are different from, additional to or in conflict with the defenses available to the Borrower. The Borrower shall not be liable for any settlement of any such action, suit or proceeding effected without its consent, which consent shall not be unreasonably withheld; but if any such action, suit or proceeding is settled with the consent of the Borrower or if there is a final judgment for the plaintiff in any such action, suit or proceeding (of which the Borrower shall have been notified), the Borrower shall indemnify and hold harmless each Indemnified Party from and against any losses, claims, damages, liabilities or expenses incurred or suffered by reason of such settlement or judgment. This covenant shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                         SECTION 7. NEGATIVE COVENANTS

                  The Borrower hereby agrees that, until the Commitments are terminated, all Obligations have been paid and performed in full, no L/C Obligations are outstanding and all Letters of Credit have expired or are no longer outstanding, the Borrower shall not do any of the following:

                  7.1 Financial Condition. (a) Parent Cash Flow Coverage Ratio. The Borrower shall not permit the Parent Cash Flow Coverage Ratio to be less than 2.0 to 1 for any period of four consecutive fiscal quarters of the Borrower.

                  (b) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as at the last day of any fiscal quarter of the Borrower ending within any calendar year set forth below to exceed the ratio set forth below opposite such calendar year:

                  Calendar year                    Ratio
                  -------------                    -----
                  2000                             6.25 to 1.0
                  2001                             6.25 to 1.0
                  2002                             5.95 to 1.0
                  2003                             5.95 to 1.0

                  (c) Adjusted Tangible Net Worth. The Borrower shall not permit its Adjusted Tangible Net Worth at any time to be less than the sum of (i) $95,511,000 less (ii) the aggregate amount of all deferred financing costs reasonably incurred by the Borrower in connection with this Agreement, plus
(iii) 65% of cumulative Net Income of the Borrower and its consolidated Subsidiaries for each fiscal quarter (beginning with the fiscal quarter ending September 30, 2000) for which Net Income is positive plus (iv) 100% of the Net Cash Proceeds of any offering by the Borrower of Capital Stock consummated after the Closing Date plus (v) 100% of any capital contribution made to the Borrower or any of its Subsidiaries after the Closing Date by any holder of the Borrower's Capital Stock.

                  7.2 Limitation on Debt. (a) The Borrower shall not Incur any Debt, including Acquisition Debt, unless after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Borrower would be equal to or greater than 2.0 to 1.

                  (b) Notwithstanding the foregoing, the Borrower may Incur each and all of the following:

                  (i) Debt issued in exchange for, or the proceeds of which are used to Refinance, Debt of the Borrower in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or Refinanced (plus accrued interest and fees and expenses related to such exchange or Refinancing), the amount so exchanged or Refinanced being equal to the lesser of (x) the principal amount or involuntary liquidation preference of the Debt so exchanged or Refinanced and (y) if the Debt being exchanged or Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that such Debt of the Borrower will rank pari passu with or expressly subordinated in right of payment to the Obligations and the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or Refinanced;

                  (ii) Debt of the Borrower to any of its Subsidiaries and to any Joint Ventures in which the Borrower is a direct or indirect partner, shareholder, member or other participant if such Debt of the Borrower is expressly subordinated in right of payment to the Obligations; provided that any transfer of such Debt by a Subsidiary or a Joint Venture (other than to another Subsidiary or Joint Venture) will be deemed to be an Incurrence of Debt unless (x) such Debt has an Average Life which is greater than that of the Borrower Indenture Securities and which extends to a date later than the then Final Maturity Date or (y) the aggregate amount of such Debt which has an Average Life which is equal to or less than that of the Borrower Indenture Securities or which extends to, or to a date earlier than, the then Final Maturity Date does not exceed $3 million;

                  (iii) Debt in an aggregate principal amount not to exceed $10 million at any one time outstanding;

                  (iv) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements; and

                  (v) Debt outstanding as of the date of this Agreement.

                  For purposes of determining any particular amount of Debt under this subsection 7.2, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the provisions of this subsection 7.2, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Borrower, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

                  (c) Notwithstanding any other provision hereof, including without limitation any other provision of this subsection 7.2, the Borrower shall not Incur any Debt at any time unless no payment or prepayment in respect of principal of such Debt (including, without limitation, any payments in respect of any sinking fund) shall be due or can become due (other than as a result of the acceleration thereof) on or prior to the then Final Maturity Date.

                  (d) In the event that (i) the Borrower shall have obtained any new loan or other credit facility and (ii) any of the documentation for such new loan or other credit facility shall include any covenant or event of default that shall not also be included hereunder (an "additional covenant or event of default") or that shall be more restrictive in any material manner than the correlative covenant or event of default hereunder (a "more restrictive covenant or event of default"), then the Borrower shall (1) promptly but not more than five days after the Borrower's entering into such documentation for such new loan or other credit facility, notify the Agent thereof and (2) at the request of the Agent (made either at its own direction or at the direction of the Required Lenders), enter into an amendment to this Agreement (in form and substance satisfactory to the Agent) to include such additional covenant or event of default or to make such correlative covenant or event of default as restrictive as such more restrictive covenant or event of default.

                  7.3 Limitation on Subsidiary Debt. (a)The Borrower shall not permit any Subsidiary to Incur, assume or otherwise cause or suffer to exist, directly or indirectly, any Debt.

                  (b) Notwithstanding the foregoing (but subject to the provisions of subsections 7.10, 7.12 and 7.13 and the other provisions of this Agreement), each and all of the following Debt may be Incurred, assumed or otherwise caused or suffered to exist by a Subsidiary:

                  (i) Debt outstanding as of the date of this Agreement;

                  (ii) Debt owed by a Subsidiary to the Borrower;

                  (iii) Debt Incurred to finance the development, acquisition, construction or operation of a Power Generation Facility in which such Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (iii) only to the extent of the amount thereof which is Non-Recourse to the Borrower and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility;

                  (iv) Debt issued in exchange for, or the proceeds of which are used to Refinance, outstanding Debt of such Subsidiary otherwise permitted under this Agreement in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or Refinanced (plus accrued interest and fees and expenses related to such exchange or Refinancing), the amount so exchanged or Refinanced being equal to the lesser of (x) the principal amount or involuntary liquidation preference of the Debt so exchanged or Refinanced and (y) if the Debt being exchanged or Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (A) the new Debt shall be Non-Recourse to the

         Borrower to no lesser extent than the Debt to be exchanged or Refinanced, (B) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or Refinanced, and (C) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or Refinanced;

                  (v) Debt issued in exchange for, or the proceeds of which are used to Refinance, outstanding Debt of such Subsidiary otherwise permitted under this Agreement in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) in excess of the amount so exchanged or Refinanced (plus accrued interest and fees and expenses related to such exchange or Refinancing); provided that (A) the new Debt shall be Non-Recourse to the Borrower to no lesser extent than the Debt to be exchanged or Refinanced, (B) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or Refinanced, and (C) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or Refinanced; provided further that (x) after giving effect to the Incurrence of such new Debt and the retirement of the Debt to be exchanged or Refinanced, the Fixed Charge Ratio of the Borrower would be equal to or greater than 2.0 to 1 and (y) all of the following are satisfied: (i) such Subsidiary directly owns an interest in a Power Generation Facility; (ii) the Borrower shall have provided evidence reasonably satisfactory to the Required Lenders (including pro forma projections) demonstrating average and minimum debt service coverage ratios reasonably acceptable to the Required Lenders for such Subsidiary with respect to such new Debt; (iii) the proceeds of such new Debt are used solely by one or more Subsidiaries of the Borrower to finance the acquisition of an interest or interests in, or to make an initial equity investment in, one or more constructed and operating Power Generation Facilities; and (iv) the Borrowers shall have provided evidence reasonably satisfactory to the Required Lenders (including pro forma projections) that such acquisitions or investment, after taking into account the effect of such new Debt (but excluding the proceeds therefrom), are reasonably projected to increase the Parent Operating Cash Flow to an amount greater than otherwise reasonably projected for the fiscal year of the Borrower in which such acquisitions occurred or investments were made and for each of the four fiscal years of the Borrower next succeeding such fiscal year;

                  (vi) Debt issued in exchange for, or the proceeds of which are used to Refinance, outstanding Debt which is not Non-Recourse to the Borrower or to any other Subsidiary in an amount (or if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, with an original issue price) not to exceed the amount so exchanged or Refinanced (plus accrued interest and fees and expenses related to such exchange or Refinancing), the amount so exchanged or Refinanced being equal to the lesser of (x) the principal amount of the Debt so exchanged or

         Refinanced and (y) if the Debt being so exchanged or Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or Refinanced;

                  (vii) Debt Incurred to support the performance obligations of a Subsidiary engaged in providing construction management or operating services to a Power Generation Facility; provided that such Debt shall be permitted under this clause (vii) only to the extent of the amount thereof which is Non-Recourse to the Borrower and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility;

                  (viii) [intentionally omitted]

                  (ix) Debt Incurred by a Person prior to the time: (A) such Person became a Subsidiary of the Borrower; (B) such Person merges with or into a Subsidiary of the Borrower; or (C) another Subsidiary of the Borrower merges with or into such Person (in a transaction in which such Person becomes a Subsidiary of the Borrower); provided that, giving effect to such transaction, such Debt could have been Incurred at the time of such merger or acquisition by the Borrower pursuant to subsection 7.2 or by the Subsidiary pursuant to either of clauses (iii) or (iv) of this paragraph (b) of this subsection 7.3;

                  (x) Debt Incurred by a Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by the Borrower, to another Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by the Borrower; and

                  (xi) Debt Incurred by CMA under the CMA Credit Agreement and Debt Incurred by CEA under the CEA Credit Agreement, provided that (A) the aggregate of the Debt Incurred under the CMA Credit Agreement and the CEA Credit Agreement shall not be greater than $100,000,000 outstanding at any time during calendar year 2000, shall not be greater than $92,500,000 outstanding at any time during calendar year 2001, and shall not be greater than $85,000,000 outstanding at any time during calendar year 2002 and any calendar year thereafter and (B) CMA shall not Incur any Debt under the CMA Credit Agreement (other than any increase provided to occur thereunder in the stated amount of either of the debt service reserve letters of credit issued thereunder with respect to the financing of the Cottage Grove power project and Whitewater power project) and CEA shall not Incur any Debt under the CEA Credit Agreement, unless, in either case, all of the following are satisfied: (1) the proceeds of such Debt are used solely by one or more Subsidiaries of the Borrower (but which is not CEA, CMA or a Subsidiary of CEA or CMA) to finance the acquisition of an interest or interests in, or to make an initial equity investment in, one or more constructed and operating Power Generation Facilities; and (2) the Borrower shall have provided evidence reasonably satisfactory to the Required Lenders (including pro forma projections) that such acquisitions or investment, after taking into account the effect of such borrowing (but excluding the proceeds therefrom), are reasonably projected to increase the Parent Operating Cash Flow to an amount greater than otherwise reasonably projected for the fiscal year of the Borrower in which such acquisitions occurred or investments were made and for each of the four fiscal years of the Borrower next succeeding such fiscal year.

                  For purposes of determining any particular amount of Debt under this subsection 7.3, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the provisions of this subsection 7.3, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Borrower, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

                  7.4 Limitation on Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and after giving effect thereto:

                  (a) an Event of Default or an event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

                  (b) the Borrower could not Incur at least $1 of Debt under subsection 7.2(a);

                  (c) the aggregate amount of all Restricted Payments made by the Borrower and its Subsidiaries after March 15, 1994 (the amount so made, if other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) shall exceed the sum (without duplication) of:
(i) $5 million plus 50% of the Net Income of the Borrower and its consolidated Subsidiaries for the period (taken as one accounting period) beginning on March 15, 1994 and ending on the last day of the fiscal quarter immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of the amount of such net loss; plus (ii) if the Borrower Indenture Securities are Investment Grade at the time of and after giving effect to the Restricted Payment (or in the case of a dividend, its declaration) in connection with which the calculation is made, an additional 25% of Net Income of the Borrower and its consolidated Subsidiaries for any period of one or more completed fiscal quarters ending with the last fiscal quarter completed prior to the date of such Restricted Payment during which the Borrower Indenture Securities were Investment Grade for the entire period; plus (iii) the aggregate net proceeds (including the Fair Market Value of proceeds other than cash) received by the Borrower from and after March 15, 1994 from the issuance and sale (other than to a Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (whether at the option of the Borrower or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or
(y) its Redeemable Stock; plus

(iv) the net reduction in Investments of the type specified in clause (iv) of the definition of "Restricted Payment" resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to the Borrower or other Person that made the original Investment from the Person in which such Investment was made; provided that such payment shall not exceed the amount of the original Investment; plus (v) any amount previously included as a Restricted Payment on account of an obligation by the Borrower or any Subsidiary to make a Restricted Payment which has not actually been made by the Borrower or any Subsidiary; provided that this clause (c) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this subsection 7.4.

                  7.5 Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by the Borrower or any other Subsidiary, (b) make payments in respect of any Debt owed to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (d) transfer any of its Property to the Borrower or any other Subsidiary, other than those encumbrances and restrictions created or existing (i) on the date of this Agreement, (ii) pursuant to this Agreement, the CDH Guarantee or either Borrower Indenture,
(iii) in connection with the Incurrence of any Debt permitted under clauses
(iii) and (vii) of subsection 7.3(b) hereof; provided that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially Non-Recourse financing, (iv) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Subsidiary is a party and where such Subsidiary is engaged, directly or indirectly, in the development, construction, acquisition or operation of a Power Generation Facility; provided that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable transactions, (v) in connection with any Debt of a Person outstanding when such Person becomes a Subsidiary permitted under clause (ix) of subsection 7.3(b); provided that such encumbrance or restriction was not Incurred in contemplation of such Subsidiary becoming a Subsidiary, (vi) in connection with the Incurrence of any Debt permitted under clause (iv), (v), (vi) or (to the extent not covered by (iii) above) (iii) of subsection 7.3(b) hereof; provided that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than those, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financing transactions of the same nature as the Debt being Incurred, (vii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of the Borrower or any Subsidiary and (viii) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of any Subsidiary or Joint Venture that apply pending the closing of such sale or disposition.

                  7.6 Restrictions on Dispositions. Subject to the provisions of subsections 7.9 and 7.10, the Borrower will not make and will not permit any of its Subsidiaries to make, any Asset Disposition unless the Borrower (or the Subsidiary, as the case may be) receives, at the time of such Asset Disposition, consideration with a Fair Market Value at least equal to the Fair Market Value of the securities, assets or other Property sold or otherwise disposed of. In determining the Fair Market Value of the consideration received for any Asset Disposition, in addition to any other adjustment necessary to determine such consideration's Fair Market Value, any payment or other amount that is to be received after the date of such Asset Disposition (whether paid pursuant to a note or installment receivable or otherwise or in the form of a dividend or distribution on any shares of any Person's Capital Stock) shall be valued at the net present value of such payment or other amount calculated by discounting such payment or other amount to the date of such Asset Disposition using an assumed discount rate proposed by the Borrower and reasonably acceptable to the Agent.

                  7.7 Limitations on Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction after the date of this Agreement (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration with respect to such transaction in excess of $1 million with any Affiliate or holder of 5% or more of any class of Capital Stock of the Borrower except for transactions (including, subject to subsection 7.4, any loans or advances by or to, or guarantee on behalf of, any Affiliate or holder) made in good faith the terms of which are fair and reasonable to the Borrower or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Borrower or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate; provided that the fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole. This covenant shall not apply to (a) the payment of reasonable and customary regular fees to directors of the Borrower or a Subsidiary of the Borrower (including directors who are employees), (b) any transaction between the Borrower and any of its Subsidiaries the terms of which are not unfair or unreasonable to the Borrower, (c) any Permitted Payment, and any Restricted Payment not otherwise prohibited by subsection 7.4 or (d) equipment and real property lease transactions with and loans to Equipment Leasing Partners, a North Carolina general partnership, outstanding on the date of this Agreement, indebtedness of the shareholders of the Borrower outstanding on the date of this Agreement and the agreements between the Borrower and George
T. Lewis, Jr., David J. Lewis and Robert W. Lewis, in each case as in effect on the date of this Agreement.

                  7.8 Limitations on Liens. The Borrower may not Incur any Debt which is secured, directly or indirectly, with, nor will the Borrower grant or cause or suffer to exist, a Lien on the Property of the Borrower now owned or hereafter acquired unless contemporaneous therewith or prior thereto the Obligations are equally and ratably secured thereof except for

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(a) any such Debt secured by Liens existing on the assets of any entity at the time such assets are acquired by the Borrower, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (x) are not created, incurred or assumed in contemplation of such assets being acquired by the Borrower and (y) do not extend to any other Property of the Borrower; (b) Liens granted to secure any other Debt required by its terms to be equally and ratably secured as a result of the Incurrence of such Debt; (c) any pledge to lenders by the Borrower of the Capital Stock of any of its Subsidiaries granted in good faith as part of such lenders' providing to such Subsidiary project financing for the construction of a Power Generation Facility in which such Subsidiary has a direct interest, provided that such pledge is required in order to effect such project financing and is not materially more restrictive than pledges customarily accepted in substantially Non-Recourse project financing and all of the Debt Incurred as part of such project financing is Non-Recourse to the Borrower; (d) [intentionally omitted]; (e) Liens in existence on the date of this Agreement or established pursuant to this Agreement; (f) purchase money Liens incurred to secure Debt incurred by the Borrower as permitted by subsection 7.2, which Debt finances the purchase price of Property acquired in the ordinary course of business, and which Liens will not cover any Property other than that being purchased, improved or constructed; (g) [intentionally omitted]; (h) Liens incurred in connection with Capitalized Lease Obligations incurred by the Borrower as permitted by subsection 7.2; (i) Liens in respect of extensions, renewals, refunding or Refinancing of any Debt secured by the Liens referred to in clauses (a), (b), (c), (d), (e), (f) or (h) above, provided that the Liens in connection with such renewal, extension, refunding or Refinancing shall be limited to all or part of the specific Property which was subject to the original Lien; (j) any Lien arising by reason of (A) any judgment, decree or order or any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (B) taxes not yet delinquent or which are being contested in good faith, (C) security for payment of worker's compensation or other insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business, (F) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or which are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or (H) leases and subleases of property which do not interfere with the ordinary conduct of the business of the Borrower, and which are made on customary and usual terms applicable to similar properties; or (I) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $1 million.

                  7.9 Limitations on Mergers, Consolidations, Sales or Transfers of Assets by or Involving Borrower. The Borrower shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless:

                  (a) the Borrower shall be the continuing Person, or the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or to which properties and assets of the Borrower are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume in a writing acceptable to the Lenders all of the Obligations of the Borrower;

                  (b) immediately after giving effect to such transaction no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing;

                  (c) the Net Worth of the Borrower or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction is not less than the Net Worth of the Borrower immediately prior to such transaction; and

                  (d) immediately after giving effect to such transaction on a pro forma basis, the Borrower or the surviving entity would be able to incur at least $1 of Debt under subsection 7.2(a).

                  7.10 Limitations on Certain Mergers, Consolidations and Investments by Subsidiaries. Notwithstanding any other provision hereof (including, without limitation, any provision of subsection 7.3(b)), without the prior written consent of the Required Lenders (which shall not be unreasonably withheld), the Borrower shall not permit any Subsidiary with any direct or indirect interest in (a) a Power Generation Facility to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Generation Facility or any unrelated business or (b) any unrelated business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Generation Facility; provided, that to the extent otherwise permitted under this Agreement and the other Loan Documents (i) Cogentrix Virginia Leasing Corporation and James River Cogeneration Company may each make Investments in and consolidate or merge with each other and (ii) CDH, Cogentrix International Holdings, Inc., Cogentrix International Ltd., and Cogentrix International Holdings, B.V. may each make any Investment in any Person.

                  7.11 CDH Permitted Investments. Notwithstanding any other provision of this Agreement, the Borrower shall not make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other Investment in, any Person, other than (i) Investments in any Subsidiary of the Borrower (or any Person that will become a Subsidiary of the Borrower as a result of such Investment) otherwise permitted hereunder (including, without limitation, subsection 7.4) and under the other Loan Documents and (ii) CDH Permitted Investments; provided, that so long as the total of the aggregate amount of CDH Permitted Investments owned by the Borrower plus the aggregate amount of CDH Permitted Investments owned by CDH (exclusive of, in the case of both the Borrower and CDH, any CDH Permitted Investments subject to or otherwise covered by any Lien other than the Lien created under this Agreement in the Collateral Account) shall have a value of $50 million or more, the Borrower may make any Investment that the Borrower is otherwise permitted to make hereunder (including, without limitation, subsection 7.4) and under the other Loan Documents.

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                                                                              65

                  7.12 Limitations on Intermediate Holding Companies. Notwithstanding any other provision hereof (including, without limitation, any provision of subsections 7.3(b) or 7.5), the Borrower shall not permit any Intermediate Holding Company: (A) to Incur any Debt or assume, create or suffer to exist any Liens on any of its Property (other than (i) Debt or Liens outstanding as of the date of this Agreement with respect to the Subsidiaries of the Borrower that are Intermediate Holding Companies as of the date of this Agreement; (ii) Debt Incurred and Liens created under this Agreement or any of the other Loan Documents; (iii) in the case of CMA and CEA, Debt permitted to be Incurred by such Intermediate Holding Companies under subsection 7.3(b)(xi);
(iv) any pledge to lenders by an Intermediate Holding Company of the Capital Stock of any of its Subsidiaries granted in good faith as part of such lenders' providing to such Subsidiary project financing for the construction of a Power Generation Facility in which such Subsidiary has a direct or indirect interest, provided that such Subsidiary does not own, directly or indirectly, any interest in any other Power Generation Facility or other business and such pledge is required in order to effect such project financing and is not materially more restrictive than pledges customarily accepted in substantially Non-Recourse project financing and all of the Debt Incurred as part of such project financing is Non-Recourse to such Intermediate Holding Company, and provided further that, prior to such pledge being granted, the Borrower shall have certified in writing to the Agent and the Lenders that the Borrower will be in compliance with this clause (iv) with respect to such pledge; (v) Debt Incurred by an Intermediate Holding Company in respect of any letter of credit posted on behalf of such Intermediate Holding Company in good faith as part of the project financing of the construction of a Power Generation Facility in which a Subsidiary of such Intermediate Holding Company (or other Person in which such Intermediate Holding Company directly or indirectly holds Capital Stock) directly or indirectly has an interest, in order to secure an obligation of such Intermediate Holding Company to make equity contributions in such Subsidiary (or such other Person), provided that any portion of such letter of credit not issued under the Credit Agreement, together with any obligations of such Intermediate Holding Company with respect to such letter of credit, shall be fully cash collateralized by such Intermediate Holding Company for so long as such letter of credit is in effect (provided further that such Intermediate Holding Company shall not provide any other security in respect thereof), and provided further that, prior to such letter of credit being issued, the Borrower shall have certified in writing to the Agent and the Lenders that the Borrower will be in compliance with this clause (v) with respect to such letter of credit (including, without limitation, that such Intermediate Holding Company (or such other Person) is required to fully cash collateralize any portion of such letter of credit not issued under the Credit Agreement, together with any obligations of such Intermediate Holding Company with respect to such letter of credit, for so long as such letter of credit is in effect); and (vi) Liens granted by any Intermediate Holding Company on whose behalf a letter of credit has been posted as permitted under clause (v) above to cash collateralize its obligations with respect to such letter of credit, as required under such clause); (B) to create or allow to exist any restriction or encumbrance of any kind on its ability to pay dividends or make distributions on its Capital Stock or to make any of the other payments described in clauses (a) through (d) of subsection 7.5 (other than such restrictions and encumbrances created or existing (i) on the date of this Agreement or (ii) pursuant to this Agreement or any of the other Loan Documents); (C) to provide any Guarantee, other than (x) Guarantees of Debt otherwise permitted hereunder (including, without limitation, this subsection 7.12) and (y) Guarantees of performance obligations of any Subsidiary of such Intermediate Holding Company with respect to a Power Generation Facility in which such

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                                                                              66

Subsidiary has a direct or indirect interest, provided that such Intermediate Holding Company does not own, directly or indirectly, any interest in any other Power Generation Facility or other business; or (D) to engage in any business or activity other than the holding of such interests.

                  7.13 Limitations on Investments in CMA or CEA. Notwithstanding any other provisions hereof, the Borrower, for so long as either of the CMA Credit Agreement or the CEA Credit Agreement (or any agreement succeeding either such agreement, whether as a Refinancing or otherwise) is in effect, shall not make or permit (i) any of its Subsidiaries to make any Investment in CMA, CEA or any Subsidiary of either thereof or any other Person in which either CEA or CMA shall, directly or indirectly, have an interest (other than (a) Investments made prior to the date of this Agreement and (b) any Investment solely for the purpose of funding the repair or replacement of major equipment at a Power Generation Facility) or (ii) CMA or CEA, directly or indirectly, to acquire any new interest in any Power Generation Facility or any other business or to increase its interest in any Power Generation Facility or other business in which it already has a direct or indirect interest.

                  7.14 Limitations on Accumulation of Funds by Subsidiaries. The Borrower shall not permit the accumulation of funds at any of its Subsidiaries (excluding CDH), other than (i) cash balances as may be reasonably required to be maintained by such Subsidiary for the payment of ordinary operating expenses incurred in the ordinary course of business, (ii) in the case of any such Subsidiary directly owning an interest in a Power Generation Facility, funds required to be accumulated pursuant to reasonable and customary restrictions imposed under the documentation for the financing or operation of such Power Generation Facility and required for such financing or operation, (iii) in the case of CMA, funds required to be accumulated pursuant to the CMA Credit Agreement and the security deposit agreement entered into in connection therewith as in effect on the date of this Agreement, (iv) in the case of CEA, funds required to be accumulated pursuant to the CEA Credit Agreement and the security deposit agreement entered into in connection therewith as in effect on the date of this Agreement and (v) funds accumulated by an Intermediate Holding Company for the purpose of cash collateralizing its obligations with respect to any letter of credit posted on behalf of such Intermediate Holding Company as permitted under clause (v) of the parenthetical contained in subsection 7.12(A).

                          SECTION 8. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) The Borrower shall fail to pay when due any principal of any Revolving Credit Loan or any Reimbursement Obligation in accordance with the terms hereof; or the Borrower shall fail to make in full any deposit required to be made hereunder into the Collateral Account on the day such deposit is due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Credit Loan, or any fee or other amount payable hereunder or under any other Loan Document (including, without limitation, any Commitment Fee, Administration Fee, Fronting Fee or Letter of Credit Fee), when due in accordance with the terms hereof, and such interest or fee or other amount shall remain unpaid for a period of five or more Business Days after notice to the Borrower by the party to whom such payment was due (or by the Agent on behalf of such party); or

                  (b) Any representation or warranty made or deemed made by any Loan Party herein, the CDH Guarantee or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the CDH Guarantee or any other Loan Document shall prove to have been false or misleading as of the time made or furnished in any material respect and either such false or misleading representation or warranty (i) has resulted in a Material Adverse Effect or (ii) could reasonably be expected to result in a Material Adverse Effect; or

                  (c) The Borrower shall default in the observance or performance of any covenant contained in subsection 7.1, 7.9, 7.10 or 7.13; or the Borrower shall default in the observance or performance of any other covenant contained in Section 7 or CDH shall default in the observance or performance of any covenant in Section 10 of the CDH Guarantee, and in either case such default shall continue unremedied for a period of 10 days after the earlier to occur of (i) the date the Agent shall have provided notice to the Borrower of such default and (ii) the date a Responsible Officer of the Borrower shall have learned or reasonably should have learned of such default; or

                  (d) The Borrower shall default in the observance or performance of any other covenant contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 Business Days after notice to the Borrower by the Agent of such default; or

                  (e) The Borrower or CDH shall (i) default in any payment of principal of or interest on any Debt (other than the Revolving Credit Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt or Guarantee Obligation was created and such default permits the holder or holders of such Debt or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or such Guarantee Obligation to become payable; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Debt to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Debt and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $5 million; or

                  (f) (i) The Borrower or CDH shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or CDH shall make a general assignment for the benefit of its creditors; or

(ii) there shall be commenced against the Borrower or CDH any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or CDH any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or CDH shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or CDH shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or
(vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                  (h) One or more judgments or decrees shall be entered against the Borrower or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $3 million or more, and all such judgments or decrees shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; provided, that no Default or Event of Default shall exist under this paragraph (h) as a result of any such judgment or decree if such judgment or decree is not against the Borrower and the Borrower is not liable, by contract or otherwise, to make any payment in respect of such judgment or decree; or

                  (i) (i) The CDH Guarantee shall cease, for any reason, to be in full force and effect or CDH shall so assert or (ii) CDH shall fail, at any time, to be a direct Wholly-Owned Subsidiary of the Borrower; or

                  (j) (i) Any Person not a Permitted Holder, or any "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) not composed entirely of Permitted Holders, (A) shall have acquired beneficial ownership of more than 50% of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) during any period of twelve consecutive calendar months, individuals who were either (x) directors of the Borrower on the first day of such period (or who were appointed or nominated for election as directors of the Borrower by at least a majority of the individuals who were directors of the Borrower on the first day of such period) or (y) appointed directors to replace directors removed solely as a result of death or mental or physical disability, shall cease to constitute a majority of the Board of Directors;

                  (k) an event of default, as defined in any indenture or instrument evidencing or under which any Significant Subsidiary has at the date of this Agreement or shall hereafter have outstanding any Debt, shall happen and be continuing and either (i) such default results from the failure to pay principal of such Debt in excess of $10 million at final maturity of such Debt or (ii) as a result of such default, the maturity of such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 30 days and the principal amount of such Debt of any Significant Subsidiary in default, or the maturity of which has been accelerated aggregates $10 million or more; provided that such default shall not be an Event of Default if such Debt is Non-Recourse to the Borrower in respect of the amounts not paid or due upon acceleration and the Borrower could, at the time of default, Incur at least $1 of Debt under subsection 7.2(a); or

                  (l) any of the Security Documents shall cease, for any reason after the execution and delivery thereof, to be in full force and effect (other than as a result of the expiration or termination of such Security Document in accordance with its terms), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than as a result of the expiration or termination of such Security Document in accordance with its terms);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Revolving Credit Loans hereunder (with accrued interest thereon), the Notes and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Revolving Credit Loans hereunder (with accrued interest thereon), the Notes and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

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                                                                              70

                  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in the Collateral Account an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, to be held, applied or released for application as Collateral as provided in subsection 3.9.

                  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                              SECTION 9. THE AGENT

                  9.1 Appointment. Each Lender and the Issuing Bank hereby irrevocably designates and appoints the Agent as the agent of such Lender and the Issuing Bank under this Agreement and the other Loan Documents, and each such Lender and the Issuing Bank irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or the Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                  9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                  9.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Lenders or the Issuing Bank for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender or the Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

                  9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, the Issuing Bank and all future holders of the Revolving Credit Loans.

                  9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Issuing Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and the Issuing Bank. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Issuing Bank.

                  9.6 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender or the Issuing Bank. Each Lender and the Issuing Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender or the Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Credit Loans hereunder and enter into this Agreement. Each Lender and the Issuing Bank also represents that it will, independently and without reliance upon the Agent or any other Lender or the Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Bank by the Agent hereunder, the Agent

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                                                                              72

shall not have any duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  9.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the termination of this Agreement and payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  9.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Revolving Credit Loans made by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                  9.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders and the Issuing Bank. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders and the Issuing Bank, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Agent hereunder. Effective upon such appointment and approval, the term "Agent" shall mean such successor agent, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                  9.10 Lead Arranger. The Lead Arranger shall not have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

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                           SECTION 10. MISCELLANEOUS

                  10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 9 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Lead Arrangers, the Issuing Bank, the Agent and all future holders of the Revolving Credit Loans. In the case of any waiver, the Borrower, the Lenders, the Lead Arrangers, and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding any provision of this Agreement (including, without limitation, any provision of this subsection 10.1), the provisions of this subsection 10.1 shall not apply to any amendment, supplement, modification, or waiver with respect to the Fee Letter, and the Fee Letter and any term thereof may be amended, supplemented or modified, and any requirement or other provision thereof may be waived, as permitted under the Fee Letter without meeting any requirement (including, without limitation, any requirement to obtain the agreement or consent of any Person) other than as may be imposed by the Fee Letter.

                  10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and delivered by hand or courier or sent by certified mail or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or courier, when delivered, (b) in the case of delivery by certified mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower, the Issuing Bank and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

   The Borrower:              Cogentrix Energy, Inc.
                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273-8110
                              Attention:  Chief Financial Officer
                              with copy to General Counsel
                              Fax:  704-529-1006

   The Agent and the
   Issuing Bank:              Australia and New Zealand Banking Group Limited
                              1177 Avenue of the Americas
                              New York, New York  10036-2798
                              Attention: Geoffrey Pack/Elizabeth M. Waters w/ copy to (if to Issuing Bank): Medhat Osmond,
                                                               Letter of Credit
                                                               Department
                              Fax:  212-801-9131

provided that any notice, request or demand to or upon the Agent, the Issuing Bank or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.7, 2.12, 2.19 or 3.2 shall not be effective until received. The Borrower agrees that the Agent and the Issuing Bank may act upon telex or facsimile instructions which are received by either of them from persons purported to be, or which instructions appear to be, authorized by the Borrower. The Borrower further agrees to indemnify and hold the Agent and the Issuing Bank harmless from any claims by virtue of such party's acting upon such telex or facsimile instructions as such instructions were understood by the such party, except for claims relating solely from such party's gross negligence or willful misconduct. Neither the Agent nor the Issuing Bank shall be liable for any errors in transmission or the illegibility of any telecopied or telexed documents. In the event the Borrower sends the Agent or the Issuing Bank a manually signed confirmation of previously sent telex or facsimile instructions, the Agent or the Issuing Bank, as the case may be, shall have no duty to compare it against the previous instructions received by such party nor shall such party have any responsibility should the contents or the written confirmation differ from the telex or facsimile instructions acted upon by such party.

                  10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4 Survival of Representations and Warranties; Survival of Certain Agreements and Covenants. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans hereunder. To the extent provided in such subsections, the agreements and covenants in subsections 2.14, 2.15(a), 2.16, 6.9, 9.7 and 10.5 shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the Revolving Credit Loans, including, without limitation, all such expenses relating to the preparation and distribution of information memoranda relating thereto, the hosting of meetings of prospective Lenders and the promotion and advertising of the syndication, (b) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and, in the case of the Agent, any amendment, supplement or modification to, or waiver or consent under or in respect of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (c) to pay or reimburse each Lender, the Issuing Bank and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including without limitation the allocated fees and expenses of in-house counsel, if applicable) to each Lender and of counsel to the Agent and (d) to pay, indemnify, and hold each Lender, the Issuing Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents. The agreements in this subsection 10.5 shall survive the termination of this Agreement and the payment of the Notes, the Revolving Credit Loans and all other Obligations.

                  10.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Bank, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and the Issuing Bank (except as otherwise may be permitted by subsection 7.9).

                  (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Revolving Credit Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Credit Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such

Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 10.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Revolving Credit Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.15, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign, with the consent of the Issuing Bank, to any Lender or any affiliate thereof or, with the consent of the Borrower, the Agent, and the Issuing Bank (which in the case of the Borrower and the Agent shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit G, executed by such Assignee, such assigning Lender (and the Issuing Bank and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Revolving Credit Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the unused Available Commitment being assigned is not less than $10 million (or such lesser amount as may be agreed to by the Borrower and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
(x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and Commitment Percentage as set forth therein, and
(y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                  (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts of the Revolving Credit Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Revolving Credit Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Revolving Credit Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Revolving Credit Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and the Issuing Bank and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

                  (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 10.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                  (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Revolving Credit Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Revolving Credit Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  10.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Credit Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

                  10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the

Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                  10.13 Acknowledgments. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                  10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  10.15 Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Agent or any other Lender, (ii) to any Transferee which receives such information having been made aware of the confidential nature thereof, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such

Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law,
(vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

                  10.16 Rank. The parties hereto, for their own benefit and not for the benefit of or for the purpose of creating any duty, obligation or liability to any other Person (including, without limitation, any party to the Borrower Indenture or any holder of any Borrower Indenture Security), specifically designate that the Extensions of Credit made by the Lenders and the Issuing Bank to the Borrower under this Agreement are neither senior nor subordinate to the Borrower Indenture Securities in right of payment, except to the extent that the Extensions of Credit are senior to the Borrower Indenture Securities as a result of the Liens granted by CDH to the Agent pursuant to the Security Documents.

                  10.17 Amendment and Restatement. Each of the parties hereto agree that, at the request of ANZ to facilitate the syndication of the increase in the aggregate amount of the Commitments effected by this Agreement, such party shall promptly upon request execute and deliver an amendment and restatement of this Agreement, solely for the purpose of adding as signatories hereto the Lenders added by such syndication, and such other consents, documents and other instruments reasonably required in connection therewith.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       COGENTRIX ENERGY, INC.


                                       By:   /s/ Thomas F. Schwartz
                                          --------------------------------------
                                          Name:  Thomas F. Schwartz
                                          Title: Group Senior Vice President
                                                 and Chief Financial Officer

                                       AUSTRALIA AND NEW ZEALAND BANKING
                                       GROUP LIMITED,
                                            as Agent, as the Lead Arranger, as
                                            the Issuing Bank and as a Lender


                                       By: /s/ Geoffrey Pack
                                          --------------------------------------
                                          Name: Geoffrey Pack
                                          Title: Senior Vice President

                                       BANK OF AMERICA, N.A.,


                                       By:   /s/ Michael L. Nielsen
                                          --------------------------------------
                                          Name:  Mike Nielsen
                                          Title: SVP

                                       THE BANK OF NOVA SCOTIA,



                                       By:   /s/ William E. Zarrett
                                          --------------------------------------
                                          Name:  William E. Zarrett
                                          Title: Managing Director

                                       BNP PARIBAS


                                       By:   /s/ Paul Nicholas
                                          --------------------------------------
                                          Name:  Paul Nicholas
                                          Title: VP

                                       By:   /s/ Barry Liu
                                          --------------------------------------
                                          Name:  Barry Liu
                                          Title: Assistant Vice President

                                       CIBC, INC.,


                                       By:   /s/ Denis P. O'Meara
                                          --------------------------------------
                                          Name:  Denis P. O'Meara
                                          Title: Executive Director
                                                 CIBC World Markets Corp. as
                                                   Agent

                                       CITIBANK, N.A.


                                       By:   /s/ T. Freeman
                                          --------------------------------------
                                          Name:  T. Freeman
                                          Title: Vice President

                                       CREDIT LYONNAIS NEW YORK BRANCH


                                       By:   /s/ Nina Eshoo
                                          --------------------------------------
                                          Name:  Nina Eshoo
                                          Title: Vice President

                                       CREDIT SUISSE FIRST BOSTON


                                       By:   /s/ Bill O'Daly
                                          --------------------------------------
                                          Name:  Bill O'Daly
                                          Title: Vice President

                                       By:   /s/ James P. Morgan
                                          --------------------------------------
                                          Name:  James P. Morgan
                                          Title: Director

                                       DG BANK DEUTSCHE GENOSSENSCHAFTSBANK


                                       By:   /s/ Robert Sullivan
                                          --------------------------------------
                                          Name:  Robert Sullivan
                                          Title: Assistant Vice President

                                       By:   /s/ William G. Roos
                                          --------------------------------------
                                          Name:  William G. Roos
                                          Title: Senior Vice President

                                       DRESDNER BANK AG, NEW YORK BRANCH


                                       By:   /s/ Andrew Schroeder
                                          --------------------------------------
                                          Name:  Andrew Schroeder
                                          Title: Vice President

                                       By:   /s/ Fred C. Thurston
                                          --------------------------------------
                                          Name:  Fred C. Thurston
                                          Title: Vice President

                                       FLEET NATIONAL BANK, N.A.


                                       By:   /s/ Michael M. Parker
                                          --------------------------------------
                                          Name:  Michael M. Parker
                                          Title: Managing Director

                                       THE ROYAL BANK OF SCOTLAND PLC


                                       By:   /s/ Siobhan Smyth
                                          --------------------------------------
                                          Name:  Siobhan Smyth
                                          Title: Senior Vice President

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                   Schedule I to
                                                                Credit Agreement

                              LENDERS' COMMITMENTS
                            AND ADDRESSES FOR NOTICES

--------------------------------------------------------------------------------

                                                   Commitment
Lender                                             Percentage       Commitment
--------------------------------------------------------------------------------

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED       40.0%        $100,000,000

ADDRESS FOR NOTICES:
1177 Avenue of the Americas
New York, NY 10036-2798
Attention:  Geoffrey Pack/
            Elizabeth Waters
Telephone: 212-801-9713/212-801-9794
Telecopier:212-801-9131

--------------------------------------------------------------------------------

THE BANK OF NOVA SCOTIA                               10.0%         $25,000,000

ADDRESS FOR NOTICES:
One Liberty Plaza
New York, NY 10006
Attention:  Pamela McDougall
Telephone:  212-225-5073
Telecopier: 212-225-5090

with a copy to:
The Bank of Nova Scotia
600 Peachtree Street, N.E., Suite 2700
Atlanta, GA 30308
Attention:  William Zarrett
Telephone:  404-877-1504
Telecopier:  404-888-8995

--------------------------------------------------------------------------------

CIBC INC.                                             10.0%         $25,000,000

ADDRESS FOR NOTICES:
425 Lexington Avenue
New York, NY 10017
Attention:  Denis O'Meara
Telephone:  212-856-3758
Telecopier: 212-856-3991

with a copy to:
CIBC, Inc.
2 Paces West
2727 Paces Ferry Rd., Suite 1200
Atlanta, Georgia 30339
Attention:  Patrice Kellaher
Telephone:  770-319-4832
Telecopier: 770-319-4950

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BNP PARIBAS                                            6.0%         $15,000,000

ADDRESS FOR NOTICES:
The Equitable Tower
787 Seventh Avenue, 32nd Floor
New York, NY 10019
Attention:  Specialized Industries--
Andrew Platt/Luis-Felipe Castellanos
Telephone:  212-841-2000
Telecopier: 212-841-2555

--------------------------------------------------------------------------------

DG BANK DEUTSCHE GENOSSENSCHAFTSBANK                   6.0%         $15,000,000

ADDRESS FOR NOTICES:
609 Fifth Avenue
New York, New York 10017-1021
Attention: Robert Sullivan
Telephone:  212-745-1551
Telecopy:   212-745-1552

--------------------------------------------------------------------------------

CITIBANK, N.A.                                         5.2%         $13,000,000

ADDRESS FOR NOTICES:
390 Greenwich Street, 1st Floor
New York, NY  10013
Attention: Dale Goncher/
            Peter Briggs
Telephone:  212-723-6732
Telecopier: 212-723-8540/212-723-8547

--------------------------------------------------------------------------------

FLEET NATIONAL BANK, N.A.                              5.2%         $13,000,000

ADDRESS FOR NOTICES:
100 Federal Street
Boston, Massachusetts  02110
Attention: Cheryl Hutt
Telephone:  617-434-7229
Telecopier: 617-434-3652

--------------------------------------------------------------------------------

DRESDNER BANK AG, NEW YORK BRANCH                      4.0%         $10,000,000

ADDRESS FOR NOTICES:
75 Wall Street, 25th Floor
New York, NY 10005-2888
Attention:  Mike Higgins
Telephone:  212-429-2224
Telecopier: 212-429-2192

--------------------------------------------------------------------------------

THE ROYAL BANK OF SCOTLAND                             4.0%         $10,000,000

ADDRESS FOR NOTICES:
Wall Street Plaza
New York, NY 10005
Attention:  Siobhan Smyth
Telephone:  212-269-1717
Telecopier: 212-480-0791

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BANK OF AMERICA, N.A.                                  3.2%          $8,000,000

ADDRESS FOR NOTICES:
100 N. Tryon Street, 16th Floor
Charlotte, NC  28255
Attention:  Michael Nielsen
Telephone:  704-386-6379
Telecopier: 704-386-2471

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CREDIT LYONNAIS NEW YORK BRANCH                        3.2%          $8,000,000

ADDRESS FOR NOTICES:
1301 Avenue of the Americas
New York, NY  10019
Attention: Project Finance --
Sophie Loiodice
Telephone:  212-261-7525
Telecopier: 212-261-3421

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CREDIT SUISSE FIRST BOSTON                             3.2%          $8,000,000

ADDRESS FOR NOTICES:
11 Madison Avenue
New York, NY  10010
Attention: James Moran/
            Jenaro Sarasola
Telephone:  212-325-9176/212-322-1384
Telecopier: 212-325-8615/212-335-0593

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

                                                                  Schedule II to
                                                                Credit Agreement

                            REVOLVING CREDIT FACILITY
                                APPLICABLE MARGIN


STATUS:                        LEVEL 1    LEVEL 2    LEVEL 3   LEVEL 4   LEVEL 5

Commitment Fee (less than
50% utilization) (see
footnote 1 below):               0.45%      0.50%      0.60%      0.70%    0.80%

Commitment Fee (greater
than or equal to 50%
utilization) (see
footnote 2 below):               0.35%     0.375%      0.50%     0.60%     0.70%

Eurodollar Loans:                1.25%      1.50%     1.875%     2.25%    2.625%

ABR Loans:                       0.60%      0.85%     1.225%     1.60%     1.975

Financial Letters of Credit:     1.25%      1.50%     1.875%     2.25%    2.625%

Performance Letters of Credit:   1.05%      1.30%     1.675%     2.05%    2.425%

For purposes of this Schedule, capitalized terms shall have the meanings assigned to them in the Credit Agreement (as amended from time to time) to which this Schedule is appended, provided that the following terms shall have the following meanings:

"Level 1 Status" exists at any date if, at such date, the Borrower Indenture Securities are rated BBB- or higher by S&P and Baa3 or higher by Moody's.

"Level 2 Status" exists at any date if, at such date, (i) the Borrower Indenture Securities are rated BB+ or higher by S&P and Ba1 or higher by Moody's and (ii) Level 1 Status does not exist.

"Level 3 Status" exists at any date if, at such date, (i) the Borrower Indenture Securities are rated BB or higher by S&P and Ba2 or higher by Moody's and (ii) neither Level 1 Status nor Level 2 Status exists.

"Level 4 Status" exists at any date if, at such date, (i) the Borrower Indenture Securities are rated BB- or higher by S&P and Ba3 or higher by Moody's and (ii) none of Level 1 Status, Level 2 Status nor Level 3 Status exists.

"Level 5 Status" exists at any date if, at such date, no other Status exists or the Borrower Indenture Securities are not rated by both S&P and Moody's or no Borrower Indenture Securities are outstanding.

"Moody's" means Moody's Investors Service, Inc.

"S&P" means Standard & Poor's Rating Group.

"Status" refers to the determination which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status or Level 5 Status exists at any date. For purposes of this determination, the credit rating in effect at any date is that in effect at the close of business on such date.

----------------------
1. This Commitment Fee is applicable during any period during which the Aggregate Extensions of Credit of all of the Lenders is less than 50% of the aggregate Commitments of all of the Lenders.

2. This Commitment Fee is applicable during any period during which the Aggregate Extensions of Credit of all of the Lenders is greater than or equal to 50% of the aggregate Commitments of all of the Lenders.